Exhibit (d)(7)

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10179	BNP PARIBAS BNP PARIBAS SECURITIES CORP. 787 Seventh Avenue New York, New York 10019	DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005	CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, New York 10013

MIZUHO BANK, LTD. 1271 Avenue of the Americas New York, New York 10020	HSBC SECURITIES (USA) INC. HSBC BANK USA, N.A. 452 Fifth Avenue New York, NY 10018	THE TORONTO-DOMINION BANK, NEW YORK BRANCH TD SECURITIES (USA) LLC 1 Vanderbilt Avenue New York, NY 10017

May 17, 2021

Gibraltar Acquisition Holdings LLC

c/o:

Standard Industries Holdings Inc.
9 West 57th Street, 47th Fl.
New York, NY 10019
Attn: John Gianukakis

Project Gibraltar

Amended and Restated Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMCB”), BNP Paribas (“BNP”), BNP Paribas Securities Corp. (“BNPPS”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI”), Citigroup Global Markets Inc. (“CGMI”) on behalf of Citi (as defined below), Mizuho Bank, Ltd. (“Mizuho”), HSBC Securities (USA) Inc. (“HSBC Securities”), HSBC Bank USA, N.A. (“HSBC Bank” and, together with HSBC Securities, “HSBC”), The Toronto-Dominion Bank, New York Branch (“TD Bank”) and TD Securities (USA) LLC (“TD Securities” and, together with TD Bank, “TD” and together with JPMCB, BNP, BNPPS, DBNY, DBCI, Citi, Mizuho, HSBC Securities and HSBC Bank, “we,” “us” or the “Commitment Parties”) that the company referred to as Gibraltar Merger Sub Inc., a company (“Merger Sub”) newly formed and controlled by Standard Industries Holdings Inc. (the “Sponsor”) and directly owned by a newly created parent company Gibraltar Acquisition Holdings LLC (“you” or the “Borrower”), itself directly owned by another newly created parent company Gibraltar Midco Holdings LLC (“Holdings”), intends to consummate the transactions described in the transaction description attached hereto as Exhibit A (the “Transaction Description”).  All capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Transaction Description, the Senior Secured Facilities Summary of Terms and Conditions attached hereto as Exhibit B (the “Senior Secured Facilities Term Sheet”) and the Bridge Facility Summary of Terms and Conditions attached hereto as Exhibit C (the “Bridge Facility Term Sheet” and, together with the Senior Secured Facilities Term Sheet, the “Summary of Terms,” and, together with this amended and restated commitment letter, the Transaction Description and the Conditions Precedent to Closing attached hereto as Exhibit D, collectively, the “Commitment Letter”).  For purposes of this Commitment Letter, “Citi” shall mean CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.  This Commitment Letter amends, restates, supersedes and replaces in its entirety as of the date hereof that certain commitment letter (the “Original Commitment Letter”) dated as of April 26, 2021 (the “Original Signing Date”), by and among JPMCB, BNP, BNPPS, Citi, DBNY, DBCI, DBSI (the “Original Commitment Parties”) and you, and such Original Commitment Letter shall be of no further force or effect; provided that, notwithstanding anything to the contrary contained herein, the Original Commitment Parties shall be entitled to the indemnification and cost reimbursement provisions of this Commitment Letter as if they were in effect as of the Original Signing Date.

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1.          Commitments.  In connection with the foregoing, (i) JPMCB is pleased to advise you of its commitment (and hereby commits) to provide 27.78% of the aggregate principal amount of each of the Facilities (as defined below), (ii) BNP is pleased to advise you of its commitment (and hereby commits) to provide 21.33% of the aggregate principal amount of each of the Facilities, (iii) (A) DBNY is pleased to advise you of its commitment (and hereby commits) to provide 16.67% of the Senior Secured Facilities and (B) DBCI is pleased to advise you of its commitment (and hereby commits) to provide 16.67% of the aggregate principal amount of the Bridge Facility, (iv) Citi is pleased to advise you of its commitment (and hereby commits) to provide 12.00% of the aggregate principal amount of each of the Facilities, (v) Mizuho is pleased to advise you of its commitment (and hereby commits) to provide 10.00% of the aggregate principal amount of each of the Facilities, (vi) HSBC Bank is pleased to advise you of its commitment (and hereby commits) to provide 6.11% of the aggregate principal amount of each of the Facilities and (vii) TD is pleased to advise you of its commitment (and hereby commits) to provide 6.11% of the aggregate principal amount of each of the Facilities (each of JPMCB, BNP, DBNY, DBCI, Citi, Mizuho, HSBC Bank and TD in such capacity, an “Initial Lender” and, collectively, the “Initial Lenders”), all upon and subject to the terms set forth in this Commitment Letter and subject only to the conditions set forth in Section 6 hereof and Exhibit D hereto.  As used in this Commitment Letter, “Facilities” means the Senior Secured Facilities and the Bridge Facility.  JPMCB, BNP, DBNY, DBCI, Citi, Mizuho, HSBC Bank and TD are referred to herein as the “Initial Lenders” and each individually as an “Initial Lender.”

2.          Appointment of Roles.  You hereby appoint each of JPMCB, BNP, DBSI, Citi, Mizuho, HSBC Securities and TD (acting alone or through or with affiliates selected by it) to act as lead arranger and bookrunner (each in such capacity, a “Lead Arranger” and, collectively, the “Lead Arrangers”) for the Facilities; provided, however, that you agree that JPMCB may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC.  Our fees for services related to the Facilities are set forth in a separate amended and restated fee letter (the “Fee Letter”) of even date herewith addressed to you.  You agree that no other agents, co-agents, arrangers, co-arrangers, lead arrangers, co-lead arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than the compensation expressly contemplated by this Commitment Letter and the Fee Letter) will be paid to any Lender in order to obtain its commitment to participate in the Facilities unless you and we shall so agree.

It is understood and agreed that JPMCB will have “lead left” placement on all marketing materials relating to the Facilities and will perform the duties and exercise the authority customarily performed and exercised by it in such role, including acting as sole manager of the physical books.  By your acceptance of this Commitment Letter, you hereby appoint JPMCB as sole administrative agent for each of the Facilities and sole collateral agent for the Senior Secured Facilities (the “Administrative Agent”), and JPMCB as the “left” lead arranger and the bookrunning manager for each of the Facilities, in each case, upon the terms and conditions set forth in this Commitment Letter and the accompanying Fee Letter.  It is agreed that each Commitment Party shall be severally liable in respect of its commitments to the Facilities, on a several, and not joint, basis with any other Commitment Party, and no Commitment Party shall be responsible for the commitment of any other Commitment Party.

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3.          Syndication.  The Lead Arrangers intend to commence syndication of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter to one or more financial institutions or other institutional lenders (collectively, the “Lenders”) in consultation with you and subject to your consent, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that the Lead Arrangers will not syndicate to any Disqualified Institution (as defined below)).  You agree to use your commercially reasonable efforts to assist the Lead Arrangers in the syndication of each Facility that is reasonably satisfactory to both you and the Lead Arrangers, until the date that is the earlier of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) the date that is 30 days after the Closing Date (as defined in Exhibit A) (such period, the “Syndication Period”).  To assist the Lead Arrangers in their syndication efforts, you agree that, during the Syndication Period, you will, and with respect to the Acquired Business (as defined in Exhibit A), subject to the limitations on your rights under the Acquisition Agreement (as defined in Exhibit A) (including any limitations on your right to request information) (a) promptly prepare and provide, and use commercially reasonable efforts to cause the Acquired Business to prepare and provide, all customary financial and other information as we may reasonably request to arrange and syndicate the Facilities with respect to you, the Acquired Business, your and their respective subsidiaries and the Transactions to the extent reasonably available, (b) use commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships and to the extent practical and appropriate, the existing banking relationships of the Acquired Business and your and their subsidiaries, (c) facilitate direct contact between appropriate members of your senior management (and use your commercially reasonable efforts to arrange for direct contact with appropriate members of senior management of the Acquired Business, subject to the limitations on your rights set forth in the Acquisition Agreement), on the one hand, and prospective Lenders, on the other hand, at such times during normal business hours as are mutually agreed and in such manner as to not unreasonably interfere with your normal operations or the normal operation of the Acquired Business, (d) host, with the Lead Arrangers, one “bank meeting” (which may be conducted by conference call or virtually) with prospective Lenders under the Facilities at a reasonable time, date and location to be mutually agreed upon and in a manner so as not to unreasonably interfere with your normal operations or the normal operation of the Acquired Business, (e) use your commercially reasonable efforts to obtain, prior to the launch of general syndication (x) a public corporate credit or public corporate family rating (but not any specific rating), as applicable, of the Borrower and (y) a public rating (but not any specific rating) for the Senior Secured Facilities and the Notes, in each case, from each of Moody’s Investors Service, Inc. and Standard & Poor’s Financial Services LLC, a subsidiary of the McGraw Hill Corporation and (f) assist the Lead Arrangers in the preparation of a customary confidential information memorandum (a “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndications.  In connection with the foregoing requirements to provide assistance, (i) you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality owing to a third party or could reasonably be expected to cause the loss of any attorney-client privilege, in each case, binding upon or applicable to you, the Acquired Business or your or their respective affiliates or subsidiaries (provided that, no such obligations of confidentiality shall be entered into in contemplation of this sentence, and in the event that you do not provide information in reliance on this clause (i), you shall, to the extent permitted, provide notice to the Lead Arrangers that such information is being withheld, so long as such notice would not result in the loss of attorney client privilege or breach any such confidentiality obligations, and you shall use your commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or law or risk waiver of such privilege ) and (ii) the financial statements identified in Exhibit D to this Commitment Letter are the only financial statements the delivery of which will be a condition precedent to the availability of the Facilities on the Closing Date.

The Lead Arrangers will manage all aspects of the syndication of the Facilities in consultation with you; provided that decisions as to the selection of prospective Lenders, any titles offered to prospective Lenders and when commitments will be accepted will be subject to your consent (not to be unreasonably withheld, delayed or conditioned) (it being understood that you will be entitled to review the allocation of the commitments); provided further that, notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, none of the Initial Lenders may assign, novate or transfer all or any portion of its commitments hereunder until after the initial funding of the Facilities on the Closing Date and, unless you agree in writing, the Lead Arrangers shall retain exclusive control over all rights and obligations of Lenders with respect to the Facilities, including all Lender rights with respect to consents, modifications, supplements, waivers and amendments, until after the Closing Date.  Notwithstanding the foregoing, the Commitment Parties will not syndicate or otherwise assign, novate or transfer any portion of a commitment hereunder or under the Facilities, or participate or novate any portion of a commitment hereunder or under the Facilities, to those persons that are (i) competitors of you or your subsidiaries or the Acquired Business or its subsidiaries, in each case, identified in writing by you to the Lead Arrangers (or, following the Closing Date, the Administrative Agent) from time to time, (ii) such other persons identified in writing by you to the Lead Arrangers on or prior to the Original Signing Date and (iii) in each case of clauses (i) and (ii) above, any of such persons’ affiliates that are (1) clearly identifiable as such solely by name or (2) identified in writing by you from time to time (other than, in the case of clauses (1) and (2), bona fide debt funds that make, purchase, hold or otherwise invest in corporate loans in the ordinary course of business) (it being understood that, notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder or under the Facilities that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such party may not acquire any additional commitments, loans or participations) (collectively, (i) through (iii), the “Disqualified Institutions”).

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Notwithstanding any other provision hereof, the commencement, completion or success of any syndication and your compliance with any provision of this Section 3 are not conditions to the commitments hereunder or the funding of the Facilities on the Closing Date.  The receipt of commitments from Lenders prior to the Closing Date shall not reduce the commitments of any Commitment Party hereunder to fund the full amount of its commitments on the Closing Date.

To facilitate an orderly and successful syndication of the Facilities, you hereby agree that, until the end of the Syndication Period, you will not, and, subject to your rights under the Acquisition Agreement, you agree to use commercially reasonable efforts to ensure that the Acquired Business will not (without the consent of the Lead Arrangers), syndicate, issue or announce any competing credit facilities or debt securities of (x) the Borrower or any of its subsidiaries or (y) the Acquired Business or any of its subsidiaries, as applicable (in each case, other than (i) the Facilities, (ii) the Notes (or any “demand securities” issued in lieu of the Notes or other indebtedness issued in lieu of the Notes that has otherwise been consented to by the Lead Arrangers) and (iii) ordinary course working capital facilities, letter of credit facilities, bank guarantees, local facilities, hedging and cash management arrangements, ordinary course capital leases and financial leases, purchase money debt, equipment financings, deferred purchase price obligations, borrowings under existing facilities and any other debt of the Acquired Business permitted by the Acquisition Agreement to remain outstanding or be incurred or refinanced) that would materially impair the primary syndication of the Facilities or the offering of the Notes. In the event that you or the Acquired Business elects to conduct any tender offer, consent solicitation or other liability management transaction with respect to the Existing Notes (as defined below), you agree to, and to cause the arranger of such liability management transaction to, consult and coordinate with the Lead Arrangers in connection therewith.

4.          Information Requirements.  You hereby represent and warrant that (but the accuracy of such representations and warranties shall not be a condition to the commitments hereunder or the funding of the Facilities on the Closing Date) (a) all written information (to your knowledge with respect to the Acquired Business prior to the Closing Date) furnished by you or on your behalf (other than financial projections concerning you and the Acquired Business after the Transactions (the “Projections”), forward-looking statements, estimates and general economic or industry specific information), that has been or will be made available to the Commitment Parties by you or any of your representatives on your behalf in connection with the Transactions for use in evaluating the Transactions, when taken as a whole (the “Information,” and together with the Projections, the “Information Materials”), does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not materially misleading (after taking into account all supplements and updates thereto delivered to the Commitment Parties prior to such time and all other publicly available information) and (b) all written Projections, estimates and other forward-looking information that you have made available to any of the Commitment Parties or any of the Lenders have been prepared in good faith based upon assumptions believed by you to be reasonable at the time of the delivery of such Projections, estimates and other forward-looking information.  It is understood and agreed that (w) Projections, estimates and other forward-looking information are as to future events and are not to be viewed as facts, (x) the Projections, estimates and other forward-looking information are subject to significant uncertainties and contingencies, many of which are beyond your control, (y) no assurance can be given that any particular Projection or estimate will be realized and (z) actual results during the period or periods covered by any such Projections or estimates may differ significantly from the projected results and such differences may be material.  You agree that, if at any time prior to the Closing Date, and, thereafter, until the completion of the Syndication Period, any of the representations and warranties in the second preceding sentence would be incorrect in any material respect if the Information Materials were being furnished, and such representations and warranties were being made, at such time, then you will use commercially reasonable efforts to promptly supplement, or cause to be supplemented, the Information Materials so that (to your knowledge with respect to the Acquired Business prior to the Closing Date) such representations and warranties will be correct in all material respects at such time and such supplementation shall cure any breach of such representations and warranties (it being understood that such supplementation is not a condition to the commitments hereunder or the funding of the Facilities on the Closing Date).  In issuing this commitment and in arranging and syndicating each of the Facilities, the Commitment Parties are and will be using and relying on the Information Materials without independent verification thereof.

You acknowledge that (a) subject to the confidentiality obligations contained herein, the Commitment Parties on your behalf will make available the Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, Syndtrac, Datasite or another similar electronic system, on a confidential basis in accordance with the Lead Arrangers’ standard syndication practices ((i) including hard copy and via electronic transmissions and (ii) it being understood and agreed that all information so disseminated or provided shall continue to be subject to the terms of any written confidentiality agreements heretofore or hereafter executed by the Lead Arrangers and the confidentiality provisions set forth herein) and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Transactions, you and your subsidiaries, the Acquired Business or the subsidiaries of the Acquired Business, and who may be engaged in investment and other market-related activities with respect to such entities’ securities.  If requested, you will assist us in preparing an additional version of the Confidential Information Memorandum (the “Public Confidential Information Memorandum”) to be distributed to prospective Public Lenders in connection with the syndication of the Facilities.  The Public Confidential Information Memorandum will consist exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to you, the Acquired Business, your respective subsidiaries or any securities of you, the Acquired Business or your respective subsidiaries for purposes of United States federal and state securities laws (“Public Information Materials”).  Any information and documentation that is not Public Information Materials is referred to herein as “Private Information Materials.” It is understood that in connection with your assistance described above, (a) customary authorization letters will be included in each Confidential Information Memorandum (including any Public Confidential Information Memorandum) that authorize the distribution of such Confidential Information Memorandum to prospective Lenders and a representation by you to the Lenders that the Public Information Materials do not include MNPI about the Borrower, Acquired Business and their respective subsidiaries, taken as a whole, or their respective securities (b) such Confidential Information Memorandum shall exculpate you and us and each of your and our affiliates and subsidiaries with respect to any liability related to the use or misuse of the content of such Confidential Information Memorandum. You also agree to use commercially reasonable efforts to identify that portion of any Information Materials to be distributed to Public Lenders. For the avoidance of doubt, the Borrower’s logos may not be used in any materials without its prior written consent (not to be unreasonably withheld or delayed).

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You agree that the Commitment Parties on your behalf may distribute the following documents to all prospective Public Lenders and Private Lenders (other than Disqualified Institutions), unless, after having been given a reasonable opportunity to review such documents, you advise the Commitment Parties that such material should only be distributed to prospective Private Lenders:  (a) administrative materials for prospective Lenders such as lender meeting invitations and funding, allocation and closing memoranda approved by you in advance, (b) notifications of changes to the terms of the Facilities that have been approved by you and (c) the term sheet and drafts and final versions of definitive loan documentation for the Facilities that have been approved by you.  If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you.

5.          Fees; Indemnities; Limitation of Liability; and Damages Waiver.  (a) As consideration for the commitments of the Initial Lenders and for the agreement of the Lead Arrangers to perform the services discussed herein, you agree to pay the fees on the terms and subject to the conditions (including as to timing and amount) specified in the Fee Letter addressed to you dated as of the date hereof.  Once paid, such fees will not be refundable under any circumstances except as agreed between you and us.  You further agree to reimburse the Commitment Parties on the Closing Date (subject to being invoiced at least three business days prior to the Closing Date) for all reasonable, documented and invoiced out-of-pocket fees and expenses (which, in the case of fees and expenses of counsel, shall be limited to the reasonable, documented and invoiced fees, disbursements and other charges of one outside counsel to the Lead Arrangers, which shall be Cahill Gordon & Reindel LLP, and reasonably necessary local outside counsel to the Lenders retained by the Lead Arrangers (limited to one such outside counsel in each relevant material jurisdiction)) incurred in connection with the Facilities, the syndication thereof, the preparation, negotiation, delivery and enforcement of this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter and the Credit Facility Documentation and the other transactions contemplated hereby; provided that other than reimbursement obligations relating to enforcement by the Commitment Parties of this Commitment Letter, the Original Commitment Letter, the Fee Letter or the Original Fee Letter, you shall have no obligation to reimburse such fees and expenses unless and until the Closing Date shall have occurred.

(b)          You also agree to indemnify and hold harmless each Commitment Party and each of their respective affiliates and their respective officers, directors, employees, partners, members, agents, controlling persons, advisors and other representatives and their respective successors and assigns (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and out-of-pocket expenses (excluding expenses of the nature described in clause (a) above) that may be incurred by, asserted or awarded against any such Indemnified Party, in each case, arising out of or in connection with or by reason of (including, without limitation, in connection with any actual or threatened claim, acting suit, inquiry, investigation, litigation or proceeding (“Action”) or preparation of a defense in connection therewith) (i) this Commitment Letter, the Original Commitment Letter, the Fee Letter or the Original Fee Letter, (ii) any aspect of the Transactions or (iii) the Facilities, or any use made or proposed to be made with the proceeds thereof, and to reimburse each such Indemnified Party within 30 days after receipt of a written request together with reasonably detailed backup documentation for any reasonable legal fees (limited to one counsel for all Indemnified Parties taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Parties taken as a whole in each relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Parties similarly situated taken as a whole) or other reasonable, documented and invoiced out-of-pocket expenses incurred in connection with investigating, enforcing, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any of the foregoing or in connection with the enforcement of any provision of this Commitment Letter, the Original Commitment Letter, the Fee Letter or the Original Fee Letter; provided that the foregoing indemnity will not, as to any Indemnified Party, apply to any such claim, damage, loss, liability or expense (A) to the extent resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Related Persons (as defined below), (B) to the extent arising from a material breach of the obligations of such Indemnified Party or any of its Related Persons under this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter or the Credit Facility Documentation (in the case of each of preceding clauses (A) and (B), as determined by a court of competent jurisdiction in a final and non-appealable judgment), or (C) to the extent arising from any dispute among Indemnified Parties and their Related Persons that does not involve an act or omission by you, the Acquired Business or any of your or its respective affiliates (other than any such suit brought against an Indemnified Party in the capacity of an Administrative Agent or Lead Arranger or any similar role under any Facility and other than any claims arising out of any act or omission on the part of you or your affiliates). In the case of an Action to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Action is brought by you, your equity holders or your creditors, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated.  You shall not be liable for any settlement of any Action effected without your prior written consent (not to be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction against an Indemnified Party in any such Action, you agree to indemnify and hold harmless each Indemnified Party in the manner set forth above.  You shall not, without the prior written consent of the affected Indemnified Party (which consent shall not be unreasonably withheld or delayed (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable)), effect any settlement of any pending or threatened Action against such Indemnified Party in respect of which indemnity has been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Action in form and substance reasonably satisfactory to such Indemnified Party from all liability on claims that are the subject matter of such Action, (ii) does not include any statement as to any admission of fault or culpability of such Indemnified Party and (iii) includes customary confidentiality and non-disparagement obligations.  Notwithstanding the foregoing, each Indemnified Party (and its Related Persons) shall be obligated to refund and return promptly any and all amounts paid by you under this paragraph to such Indemnified Party (or its Related Persons) for any such losses, claims, damages, liabilities and expenses to the extent such Indemnified Party (or its Related Persons) is not entitled to payment of such amounts in accordance with the terms hereof.

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For purposes hereof, a “Related Person” of an Indemnified Party or Arranger Party (as defined below) means (1) any controlling person or controlled affiliate of such Indemnified Party or Arranger Party, (2) the respective directors, officers, or employees of such Indemnified Party or Arranger Party or any of its controlling persons or controlled affiliates and (3) the respective agents or representatives of such Indemnified Party or Arranger Party or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnified Party or Arranger Party, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate, director, officer or employee in this sentence pertains to a controlled affiliate, director, officer or employee involved in the negotiation of this Commitment Letter or the syndication of the Facilities.

(c)          Notwithstanding any other provision of this Commitment Letter, (i) no Commitment Party or any of their respective affiliates and their respective officers, directors, employees, partners, agents, controlling persons, members, advisors and other representatives and their respective successors and assigns (each, an “Arranger Party”) or any other party hereto or the Borrower shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Arranger Party, any Related Person, such other party hereto or the Borrower, and (ii) neither (x) any Arranger Party or any of its Related Persons, nor (y) you (or any of your subsidiaries or affiliates) or the Acquired Business (or any of its subsidiaries or affiliates) shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter, the Facilities, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities; provided that nothing in this clause (ii) shall relieve you of any obligation you may have to reimburse or indemnify an Arranger Party as provided hereinabove against any indirect, special, punitive or consequential damages asserted against such Arranger Party by a third party.

6.          Limited Conditionality.  The commitments and agreements of the Initial Lenders and the Lead Arrangers hereunder are subject solely to those conditions expressly set forth in Exhibit D; it being understood that there are no other conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Credit Facility Documentation).  Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Facility Documentation or any other letter agreement or other undertaking to the contrary, (i) the only representations and warranties the making or accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) such of the representations and warranties made by or on behalf of the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or their) obligations under the Acquisition Agreement or decline to consummate the Acquisition without any liability in accordance with the terms thereof as a result of a breach of such representations and warranties in the Acquisition Agreement (the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Credit Facility Documentation and the Closing Deliverables (as defined in Exhibit D) shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions expressly set forth in Exhibit D hereto are satisfied (it being understood that, to the extent any security interest in the intended Collateral (other than (x) the delivery of certificates evidencing equity interests (other than, in the case of the Acquired Business and its subsidiaries, with respect to any such certificate that has not been made available to you at least two (2) business days prior to the Closing Date, to the extent you have used commercially reasonable efforts to procure delivery thereof, which may instead be delivered within five (5) business days after the Closing Date (or such later date as the Administrative Agent may agree, such consent not to be unreasonably withheld, conditioned or delayed)) or (y) any Collateral the security interest in which may be perfected by the filing of a UCC financing statement for entities organized in the United States) is not or cannot be granted, provided or perfected in accordance with the Senior Secured Facilities Term Sheet on the Closing Date after your use of commercially reasonable efforts to do so or without undue burden or expense, perfection of security interests in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but shall be required to be granted, delivered and/or perfected within 90 days after the Closing Date (in each case, subject to extensions to be reasonably agreed upon by the Administrative Agent)). For purposes of the foregoing, “Specified Representations” means the representations and warranties of the Borrower and each Guarantor set forth in the applicable Credit Facility Documentation relating to their respective organizational existence, organizational power and authority (only as to execution, delivery and performance of the applicable Credit Facility Documentation by the Borrower and Guarantors), the due authorization, execution and delivery of the applicable Credit Facility Documentation by the Borrower and the Guarantors, enforceability of the applicable Credit Facility Documentation against the Borrower and the Guarantors, solvency on a consolidated basis as of the Closing Date substantially consistent with the solvency certificate attached hereto as Annex I to Exhibit D, no conflicts of the applicable Credit Facility Documentation (only as to incurrence of loans, provision of guarantees and grant of security interests) with the Borrower’s or the Guarantors’ respective charter documents, Federal Reserve margin regulations, compliance with the Investment Company Act, the PATRIOT Act, the use of the proceeds of the Facilities not in violation of FCPA or OFAC, and validity and perfection of security interests in the collateral required to be perfected on the Closing Date (subject to permitted liens and the limitations set forth in the immediately preceding sentence). The provisions in this paragraph are referred to as the “Limited Conditionality Provisions.” As used in this Commitment Letter, “Credit Facility Documentation” shall mean the Senior Secured Facilities Documentation (as defined in Exhibit B) and the Bridge Documentation (as defined in Exhibit C).

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7.          Confidentiality and Other Obligations.

(a)          This Commitment Letter, the Original Commitment Letter, the Fee Letter and the Original Fee Letter and the contents hereof and thereof are confidential and may not be disclosed in whole or in part to any person or entity, except (i) to the Investors and to your and their respective officers, directors, agents, employees, attorneys, accountants and advisors on a confidential and “need to know” basis, (ii) if the Commitment Parties consent to such proposed disclosure or (iii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, regulation, compulsory legal process or as requested by any governmental authority (in which case (A) you shall limit such disclosure to the extent necessary to comply with such order, regulation, law or request and (B) to the extent permitted by law and except with respect to any audit or routine examination you agree to inform us promptly thereof); provided, however, that it is understood and agreed that you may disclose this Commitment Letter and the Original Commitment Letter and the contents hereof and thereof (but not the Fee Letter or the Original Fee Letter or the contents thereof) on a confidential and “need to know” basis (x) to the Acquired Business and its directors, officers, controlling persons, employees, accountants, attorneys, representatives and other advisors and (y) to the Target and its officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents, representatives and other advisors.  In addition, you may disclose (A)  the Summary of Terms (including the contents thereof) and the existence of this Commitment Letter and the Original Commitment Letter to rating agencies in connection with the Transactions, (B) this Commitment Letter and the Original Commitment Letter and the contents hereof and thereof in any syndication of the Facilities, in any offering memorandum related to the Notes (or any debt securities issued in lieu of the Notes or the Facilities), or in any public or regulatory filing relating to the Transactions, (C) the aggregate amounts contained in the Fee Letter or the Original Fee Letter and the contents thereof (but without disclosing any specific fees, flex or other economic terms set forth therein) as part of Projections, pro forma information or generic disclosure of aggregate sources and uses related to the Transactions in any syndication of the Facilities, in any offering memorandum related to the Notes (or any debt securities issued in lieu of the Notes or the Facilities) or in any public or regulatory filing relating to the Transactions, as well as to the Acquired Business and their respective officers, directors, employees, attorneys, accountants, agents, representatives and advisors, in each case, in connection with the Transactions, on a confidential and redacted basis in a manner reasonably acceptable to the Commitment Parties, and (D) the Fee Letter and the Original Fee Letter and the contents thereof to the Borrower’s auditors for customary accounting purposes, including accounting for deferred financing costs.  The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter and the Original Commitment Letter (but not in respect of the Fee Letter and the Original Fee Letter and their contents) two years following the termination of this Commitment Letter in accordance with its terms.

Notwithstanding anything herein to the contrary, you (and any employee, representative or other agent of yours) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter, the Original Commitment Letter, the Fee Letter and the Original Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter, the Original Commitment Letter, the Fee Letter or the Original Fee Letter and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter, the Original Commitment Letter, the Fee Letter and the Original Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

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(b)          Each Commitment Party shall use all non-public and confidential information received by it in connection with the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter or the Original Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (i) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental or regulatory authority having or asserting jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party, (A) shall limit such disclosure only to the extent necessary to comply with such order, regulation, law or request and (B) to the extent permitted by law and except with respect to any general audit or general examination conducted by bank accountants or any governmental bank authority and not specifically related to the transactions contemplated hereby or the parties hereto, agrees to inform you promptly thereof), (ii) to the extent that such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or other Representatives (as defined below) in violation of this paragraph, (iii) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, the Acquired Business, (iv) to the extent that such information is independently developed by such Commitment Party without the use of any confidential information as evidenced by our written records, (v) to such Commitment Party’s affiliates and its and their respective officers, directors, employees, legal counsel, independent auditors and other experts or agents (collectively, the “Representatives”) who need to know such information in connection with the Transactions, are informed of the confidential nature of such information and are bound to maintain the confidentiality of such information (provided such Commitment Party shall be responsible for its affiliates’ and Representatives’ compliance with this paragraph and provided, further, that no such disclosure shall be made by the Commitment Parties, their respective affiliates or any of their respective Representatives to any affiliates that are Disqualified Institutions (other than senior employees who are required, in accordance with industry regulation or the Commitment Party’s generally applicable internal policies and procedures to act in a supervisory capacity and the Commitment Party’s internal legal, compliance, risk management, credit or investment committee members)), (vi) to prospective Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (in each case, other than a Disqualified Institution); provided that the terms set forth in the “flex” and securities demand sections of the Fee Letter may not be disclosed pursuant to this clause (vi), (vii) for the purpose of establishing a “due diligence” defense, (viii) to the extent such information was already in the possession of any Commitment Party (except to the extent received in a manner restricted by this paragraph), (ix) [reserved], or (x) subject to your prior approval of the information to be disclosed, information supplied on a customary basis to rating agencies in connection with updating or obtaining a rating in connection with the Transactions.  The Commitment Parties’ obligations under this clause (b) shall automatically terminate and be superseded by the confidentiality provisions to the extent covered in the Credit Facility Documentation relating to each of the Facilities upon the execution and delivery of the Credit Facility Documentation and in any event shall terminate two years from the Original Signing Date.  For the avoidance of doubt, in no event shall any disclosure of such information referred to above be made to any Disqualified Institution.

(c)          In the ordinary course of business, the Commitment Parties may provide investment banking and other financial services to, and/or acquire, hold or sell for their accounts or the accounts of others, equity, debt and other securities and financial instruments and long or short positions in various securities, loans or other financial products (including derivatives and/or loans, bonds and other obligations) of you, the Acquired Business or any of your or their respective affiliates or by others with whom you, the Acquired Business or any of your or their respective affiliates may have commercial, competitive or other relationships.  None of the Commitment Parties and their respective affiliates will use information obtained from you, the Acquired Business by virtue of the Transactions or any of their other respective relationships with you, the Acquired Business in connection with the performance by them and their respective affiliates of services for other persons or entities, and none of the Commitment Parties or their respective affiliates will furnish any such information to other persons or entities. The Commitment Parties advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. You acknowledge that we may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.

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(d)          You acknowledge and agree that (i) the arranging and other services described herein regarding the Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) each of the Commitment Parties has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity, (v) none of the Commitment Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or as otherwise expressly agreed in writing by the relevant parties, and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates.  To the fullest extent permitted by law, you hereby agree not to assert any claims against the Commitment Parties with respect to any alleged breach of fiduciary duty (as distinct from contractual duties hereunder) in connection with any aspect of the financing contemplated by this Commitment Letter.

(e)          The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”) and the requirements of the beneficial ownership certification required by 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of them is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address and other information regarding the Borrower and each Guarantor that will allow the Commitment Parties to identify the Borrower and each Guarantor in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.  This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective as to the Commitment Parties and each Lender.

(f)          As you know, each of JPMCB (or one of its affiliates) and Citi (or one of its affiliates) has been retained by Holdings (or one of its affiliates) as financial advisors (in such capacity, the “Financial Advisors”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisors, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other. Each of the Commitment Parties hereto acknowledges (i) the retention of JPMCB and Citi as the Financial Advisors and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of JPMCB or its affiliates or on the part of Citi or its affiliates.

8.          Survival of Obligations.  The provisions of Sections 3 (until the expiration of the Syndication Period), 4, 5, 7(a), 7(b), 7(d) and 9 (with respect to jurisdiction, governing law and waiver of jury trial only) and this Section 8 shall remain in full force and effect regardless of whether any Credit Facility Documentation is executed or delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of Sections 3 and 4 shall not survive if the commitments and undertakings of the Commitment Parties are terminated in full prior to the effectiveness of the Facilities; provided that your obligations under this Commitment Letter, other than those pursuant to Sections 3, 7(a) and this Section 8, shall automatically terminate and be superseded by the Credit Facility Documentation upon the initial funding under the Facilities, and you shall be released from all liability in connection therewith at such time (it being understood that your obligations under this Commitment Letter relating to confidentiality of the Fee Letter and the contents thereof and the syndication of the Term Loan Facility until the expiration of the Syndication Period shall survive the execution and delivery of the Credit Facility Documentation).  You may terminate this Commitment Letter and/or the Initial Lenders’ or any other Commitment Party’s commitments with respect to the Facilities (or a portion thereof) hereunder at any time subject to the provisions of the immediately preceding sentence, it being understood that if any commitments are terminated in part, remaining portions of such commitments shall remain in full force and effect.

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9.          Miscellaneous.  This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.  The words “execution,” “signed,” “signature,” and words of like import in this Commitment Letter shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter, the Fee Letter and the Fee Credit Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, however, that notwithstanding the foregoing to the contrary, it is understood and agreed that (x) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or their) obligations under the Acquisition Agreement or decline to consummate the Acquisition without liability, (y) the interpretation of the term “Material Adverse Effect” (as defined in the Acquisition Agreement) and the determination as to whether a “Material Adverse Effect” (as defined in the Acquisition Agreement) has occurred and (z) the determination as to whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, shall, in each case, be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding, claim or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Fee Credit Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof.  Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Fee Credit Letter, the Transactions and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in any such court.  Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, and any claim or defense that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

This Commitment Letter, together with the Fee Letter and the Fee Credit Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof, subject to the proviso at the end of the first paragraph of this Commitment Letter.  No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter or Fee Credit Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by any party without the prior written consent of each other party (and any purported assignment without such consent shall be null and void) except that you may assign any of your rights and delegate any of your obligations hereunder to any wholly owned domestic subsidiary or pursuant to any other assignment that occurs as a matter of law pursuant to the merger with the Acquired Business in each case at the closing of the Acquisition in accordance with the Acquisition Agreement.  This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and any Indemnified Parties).  Notwithstanding the foregoing, each Commitment Party may assign its commitment hereunder, in whole or in part, to any of its affiliates (other than any Disqualified Institution); provided that such Commitment Party shall not be released  from the portion of its commitment hereunder so assigned to the extent such assignee fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to such funding set forth herein.  Any and all obligations of, and services to be provided by each of us hereunder (including, without limitation, our several commitments as Initial Lenders) may be performed and any and all of our rights hereunder may be exercised by or through any of our respective affiliates or branches and, in connection with such performance or exercise, we may, subject to Section 7, exchange with such affiliate or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and braches shall be entitled to the benefits afforded to us hereunder and be subject to the obligations undertaken by us hereunder.

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This Commitment Letter and the Fee Letter shall become effective upon execution and delivery by all parties hereto and thereto, respectively.  All accepted commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) three business days after the End Date (as defined in the Acquisition Agreement as of the Original Signing Date, as such date may be extended in accordance with the terms thereof) in the event that the initial borrowing in respect of the Facilities has not occurred on or before such time, unless each of the Commitment Parties shall, in their discretion, agree to any extension, (b) the closing of the Acquisition with or without the use of the Facilities, and (c) the valid termination of the Acquisition Agreement in accordance with its terms prior to the consummation of the Acquisition; provided that, the termination of any commitment pursuant to this sentence does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter.

Each of the parties hereto agrees that this Commitment Letter, the Fee Letter and the Fee Credit Letter are binding and enforceable agreements with respect to the subject matter contained herein and therein, including an agreement to negotiate in good faith the Facilities by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are subject only to the conditions precedent expressly set forth in Exhibit D; provided that nothing contained in this Commitment Letter or the Fee Letter obligates you or any of your affiliates to consummate the Transactions or draw upon any part of the Facilities.

[signature pages follow]

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Very truly yours, The provisions of this Commitment Letter are agreed to and accepted as of the date first above written:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Christopher A. Salek
Name: Christopher A. Salek
Title: Executive Director

[Signature Page to Gibraltar Commitment Letter]

BNP PARIBAS

By:	/s/ Denise Chow
Name: Denise Chow
Title: Managing Director

By:	/s/ Mara MacDonald
Name: Mara MacDonald
Title: Director

BNP PARIBAS SECURITIES CORP.

By:	/s/ Denise Chow
Name: Denise Chow
Title: Managing Director

By:	/s/ Mara MacDonald
Name: Mara MacDonald
Title: Director

[Signature Page to Gibraltar Commitment Letter]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Kirkwood Roland
Name: Kirkwood Roland
Title: Managing Director

[Signature Page to Gibraltar Commitment Letter]

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Joseph Pandolfo
Name: Joseph Pandolfo
Title: Managing Director

By:	/s/ Alvin Varughese
Name: Alvin Varughese
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Joseph Pandolfo
Name: Joseph Pandolfo
Title: Managing Director

By:	/s/ Alvin Varughese
Name: Alvin Varughese
Title: Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Joseph Pandolfo
Name: Joseph Pandolfo
Title: Managing Director

By:	/s/ Alvin Varughese
Name: Alvin Varughese
Title: Managing Director

[Signature Page to Gibraltar Commitment Letter]

MIZUHO BANK, LTD.

By:	/s/ Raymond Ventura
Name: Raymond Ventura
Title: Managing Director

HSBC SECURITIES (USA) INC.

By:	/s/ Bernardo Matos
Name: Bernardo Matos
Title: Director

HSBC BANK USA, N.A.

By:	/s/ Bernardo Matos
Name: Bernardo Matos
Title: Director

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

By:	/s/ Victoria Roberts
Name: Victoria Roberts
Title: Director

TD SECURITIES (USA) LLC

By:	/s/ Marin L. Gagliardi
Name: Marin L. Gagliardi
Title: Managing Director

[Signature Page to Gibraltar Commitment Letter]

Accepted and agreed to as of the date
first written above:

GIBRALTAR ACQUISITION HOLDINGS LLC

By:	/s/ John F. Rebele
	Name:	John F. Rebele
	Title:	Executive Vice President & Chief Financial Officer

[Signature Page to Gibraltar Commitment Letter]

EXHIBIT A
TRANSACTION DESCRIPTION

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached or in the Commitment Letter.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Description of the Transaction

In connection with the acquisition of the company previously identified to us as Gibraltar (the “Target” and, together with its subsidiaries, the “Acquired Business”):

(a)
Pursuant to the terms of that certain Merger Agreement dated as of April 26, 2021 (the “Acquisition Agreement”), by and among you, Merger Sub and the Target, it is intended that the Borrower will acquire the Acquired Business (such acquisition, the “Acquisition”).

(b)	The Borrower intends to:

(i)
obtain a new $2,500 million senior secured term loan B facility plus, at the Borrower’s option, an amount sufficient to fund any OID or upfront fees required in connection with the “market flex” provision of the Fee Letter (the “Term Loan Facility”) having the terms set forth in Exhibit B; provided, that the aggregate principal amount of the Term Loan Facility will be reduced dollar-for-dollar by the aggregate principal amount of any Rollover Notes (as defined below);

(ii)
obtain a new $450 million senior secured revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Secured Facilities”) having the terms set forth in Exhibit B;

(iii)
either (x) issue and sell senior unsecured notes providing for gross proceeds of up to $955 million on or prior to the Closing Date (the “Notes”) pursuant to a 144A and/or Regulation S offering or other private placement or (y) to the extent that all or a portion of such offering of Notes providing such amount of gross proceeds has not been entered into on or prior to the Closing Date, obtain up to $955 million in the aggregate (less the amount of any gross proceeds from the issuance of Notes for purposes of consummating the Acquisition), under a senior unsecured bridge credit facility described in Exhibit C (the “Bridge Facility”), in each case, the proceeds of which will be used for the purpose of consummating the Acquisition;

(iv)
an aggregate amount of cash and rollover equity contributed directly or indirectly to the Borrower by the Sponsor in the form of common or qualified preferred equity (any such preferred equity on terms that are reasonably satisfactory to the Commitment Parties), its affiliated investment vehicles and other investors (including members of management of the Acquired Business) (collectively, the “Investors”) representing in the aggregate at least 35% of the sum of (i) the aggregate amount of the loans borrowed under the Term Loan Facility on the Closing Date, (ii) the aggregate amount of the loans funded under the Revolving Credit Facility on the Closing Date, excluding the aggregate amount of any loans under the Revolving Credit Facility to fund (A) working capital or (B) original issue discount or upfront fees as a result of “flex” as set forth in the Fee Letter, (iii) the aggregate amount of the Notes or loans borrowed under the Bridge Facility, in each case on the Closing Date, (iv) the aggregate amount of the Rollover Notes, if any, on the Closing Date and (v) the amount of such cash and rollover equity contributed, in each case, on the Closing Date (collectively, the “Equity Financing”); and

A-1

(v)
(x) all indebtedness of the Acquired Business under that certain Credit Agreement, dated as of April 3, 2018, among the Acquired Business, Goldman Sachs Bank USA and the other financial institutions party thereto, as amended, restated, modified or supplemented from time to time (the “Existing Credit Agreement”), (y) all indebtedness of the Acquired Business in respect of its 5.625% Senior Notes due 2024 (the “2024 Notes”) and the related indenture, as amended, restated, modified or supplemented from time to time and (z) all indebtedness of the Acquired Business in respect of its 4.875% Senior Notes due 2027 (the “2027 Notes” and, together with the 2024 Notes, the “Existing Notes”) and the related indenture, as amended, restated, modified or supplemented from time to time, shall, in each case of (x) through (z), be paid in full, and all commitments, security interests and guaranties in connection therewith shall be terminated and released (collectively, the “Refinancing”); provided, however, that the Borrower may elect to not repay all or part of the Existing Notes (any Existing Notes not repaid on the Closing Date, “Rollover Notes”) and to secure any Rollover Notes equally and ratably with the Senior Secured Facilities, subject to customary intercreditor agreements; provided, further, that the aggregate principal amount of the Term Loan Facility will be reduced dollar-for-dollar by the aggregate principal amount of any Rollover Notes.

(c)
The proceeds of the Senior Secured Facilities, the Notes and/or the Bridge Facility will be applied to pay all or a portion of the consideration for the Acquisition, the Refinancing and all or a portion of the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”).

All of the transactions described above, including the Acquisition, are collectively referred to herein as the “Transactions.”  The date of the consummation of the Transactions is referred to as the “Closing Date.”

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EXHIBIT B
SENIOR SECURED FACILITIES
SUMMARY OF TERMS AND CONDITIONS

This Summary of Terms and Conditions outlines all material terms of the Senior Secured Facilities referred to in the Commitment Letter, of which this Exhibit B is a part.  Certain capitalized terms used herein are defined in the Commitment Letter or other exhibits thereto.

Borrower:	Gibraltar Acquisition Holdings LLC (the “Borrower”).

Guarantors:
Holdings and each of the Borrower’s direct and indirect, existing and future, material wholly owned restricted subsidiaries organized under the laws of the United States, subject to customary limitations and exclusions to be agreed (collectively, the “Guarantors”; together with the Borrower, the “Loan Parties”).

Lead Arrangers and Bookrunning Managers:	JPMCB, BNPPS, DBSI, Citi, Mizuho, HSBC Securities and TD (each, in its capacity as lead arranger and bookrunning manager, a “Lead Arranger” and, collectively, the “Lead Arrangers”).

Administrative Agent and Collateral Agent:	JPMCB (in its capacity as administrative agent and collateral agent, the “Administrative Agent”).

Senior Secured Lenders:
JPMCB, BNP, DBNY, Citi, Mizuho, HSBC Bank and TD (the “Initial Senior Secured Lenders” and, together with the other financial institutions selected by the Lead Arrangers and consented to by the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) to become lenders, the “Senior Secured Lenders”), other than Disqualified Institutions.

Amount of Senior Secured Facilities:
A $2,500 million senior secured term loan B facility, plus at the Borrower’s option, an amount sufficient to fund any OID or upfront fees imposed in connection with the “market flex” provisions of the Fee Letter, minus the aggregate principal amount of any Rollover Notes (the “Term Loan Facility”); and

A $450 million senior secured revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Secured Facilities”), available to be drawn in U.S. dollars, Euros, Pounds Sterling and Canadian dollars.

Maturity and Amortization:
The Term Loans will mature on the earlier of (i) the seventh anniversary of the Closing Date and (ii) the 91st day prior to June 15, 2027 if on such  day, at least $150 million of the 2027 Notes or any permitted refinancing thereof remain outstanding (the “TLF Maturity Date”).

The Term Loans shall be repayable in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Loan Facility.  The balance of the Term Loans will be repayable on the TLF Maturity Date.

The Revolving Credit Facility will terminate on the earlier of (i) the fifth anniversary of the Closing Date and (ii) the 91st day prior to October 1, 2024 if on such day, any of the 2024 Notes or any permitted refinancing thereof remain outstanding (the “RCF Termination Date”). No amortization will be required with respect to the Revolving Credit Facility.

The Senior Secured Facilities Documentation (as defined below) shall contain a mechanism to permit (i) individual Lenders under the Term Loan Facility (“Term Loan Lenders”) to agree to extend the maturity date of all or a portion of the outstanding Term Loans (which may include, among other things, an increase in the interest rate payable with respect to such extended Term Loans, with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions), upon the request of the Borrower and without the consent of any other Term Loan Lender; it being understood that each Term Loan Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Term Loan Lender in such tranche or tranches, and (ii) individual Lenders under the Revolving Credit Facility (“Revolving Lenders”) to agree to extend the expiration date of all or a portion of the outstanding commitments under the Revolving Credit Facility (which may include, among other things, an increase in the interest rate payable with respect to Loans under such extended portion of the Revolving Credit Facility, with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions), upon the request of the Borrower and without the consent of any other Revolving Lender; it being understood that each Revolving Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Revolving Lender in such tranche or tranches.

Availability:
Loans under the Term Loan Facility (“Term Loans”) shall be made in a single drawing on the Closing Date.  Amounts not borrowed on the Closing Date shall not thereafter be available.  Repayments and prepayments of the Term Loans may not be reborrowed.

Loans under the Revolving Credit Facility (“Revolving Loans”) may be borrowed, repaid and reborrowed on or after the Closing Date and prior to the RCF Termination Date (without premium or penalty), in accordance with the terms of the Revolving Credit Facility. ABR Loans in U.S. dollars under the Revolving Credit Facility will be available on a same-day basis.

Use of Proceeds:
The proceeds of the Term Loans will be used by the Borrower on the Closing Date (i) to pay, directly or indirectly, a portion of the consideration for the Acquisition, including any purchase price adjustments pursuant to the Acquisition Agreement (ii) to fund any original issue discount or upfront fees (including any such OID or upfront fees due in connection with the “flex” provisions in the Fee Letter), and (iii) to pay costs and expenses related to the Transactions, and any excess will be used for working capital and general corporate purposes.

The proceeds of the Revolving Loans will be used by the Borrower (a) on the Closing Date (i) to pay, directly or indirectly, a portion of the consideration for the Acquisition, including (x) any purchase price adjustments pursuant to the Acquisition Agreement and (y) to pay costs and expenses related to the Transactions, in an aggregate amount under this clause (i) not to exceed $25 million, and (ii) to fund any original issue discount or upfront fees due in connection with the “flex” provisions in the Fee Letter, and (b) after the Closing Date for working capital and general corporate purposes (including acquisitions, investments, restricted payments and other transactions not prohibited by the Senior Secured Facilities Documentation).

Letters of Credit (as defined below) will be issued (a) on the Closing Date (i) to backstop or replace letters of credit, bank guarantees, performance bonds and similar obligations outstanding on the Closing Date (including “grandfathering” of into the Revolving Credit Facility) or (ii) for other general corporate purposes (for the avoidance of doubt, other than as consideration for the Acquisition), and (b) after the Closing Date for general corporate purposes.

Letters of Credit:
A portion of the Revolving Credit Facility not in excess of $100 million will be available to the Borrower for the purpose of issuing letters of credit in U.S. dollars, Euros, Pounds Sterling or Canadian dollars (“Letters of Credit”). Letters of Credit may be issued on or after the Closing Date.

Letters of Credit will be issued by the Initial Senior Secured Lenders and/or other Senior Secured Lenders reasonably acceptable to the Borrower and the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) who agree to issue Letters of Credit with each such Senior Secured Lender having a share of the Letter of Credit sublimit equal to its share of the Revolving Credit Facility commitments (each an “Issuing Bank”). Each Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance (or such longer period as may be agreed by the Issuing Bank and the Borrower) and (b) the fifth business day prior to the RCF Termination Date; provided that any letter of credit may provide for automatic renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank); provided, further that certain Issuing Banks shall only be obligated to issue standby letters of credit and not commercial letters of credit. The face amount of any outstanding Letter of Credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.

Incremental Facilities:
The Senior Secured Facilities Documentation will permit the Borrower to (a) on or before the TLF Maturity Date, add one or more incremental term loan facilities to the Term Loan Facility (each, an “Incremental Term Loan Facility” and together with the Term Loan Facility, the “Term Loan Facilities”) and (b) on or before the RCF Maturity Date, increase commitments under the Revolving Credit Facility or add one or more incremental revolving credit facilities to the Revolving Credit Facility (each, an “Incremental Revolving Credit Facility” and together with the Revolving Credit Facility, the “Revolving Credit Facilities”; any Incremental Term Loan Facility or Incremental Revolving Credit Facility, an “Incremental Facility”); provided that (i) no Senior Secured Lender will be required to participate in any such Incremental Facility, (ii) the loans under any such Incremental Facility shall rank pari passu or junior in right of payment and be unsecured or secured on a pari passu or junior basis with the Senior Secured Facilities, (iii) no default or event of default exists or would exist after giving effect thereto (or, with respect to any Incremental Facility the making of which is conditioned upon the consummation of, and the proceeds of which will be used to finance, a permitted acquisition or investment the consummation of which is not conditioned on third party financing (an “LCT”), the absence of a payment or bankruptcy default), (iv) the aggregate principal amount of the Incremental Facilities shall not exceed the Available Incremental Amount (as defined below), (v) the representations and warranties in the Senior Secured Facilities Documentation shall be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such Incremental Facility (or, with respect to any Incremental Facility in connection with an LCT, customary limited conditionality representations and warranties), (vi) (A) any Incremental Facility that is pari passu with the Senior Secured Facilities in right of payment and security will (1) with respect to mandatory prepayments, share on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) with the Term Loans and (2) with respect to voluntary prepayments, share on a pro rata basis, greater than pro rata basis or less than pro rata basis with the Term Loans, (B) any Incremental Term Loan Facility that is junior to the Senior Secured Term Facility will not receive any mandatory prepayments prior to the repayment in full of the Senior Secured Term Facility and (C) the guarantors of, and collateral securing, any Incremental Facility will not include any guarantors or collateral (other than, to the extent such Incremental Facility is funded into escrow, the escrow proceeds) other than those guaranteeing and securing the Senior Secured Facilities, (vii) the maturity date and weighted average life to maturity of any such Incremental Term Loan Facility shall be no earlier than the maturity date and weighted average life to maturity, respectively, of the initial Term Loan Facility; provided that up to the greater of (A) $259 million and (B) 50% of Consolidated EBITDA (to be defined consistent with the Documentation Principles) in the aggregate of Incremental Term Facilities and Incremental Equivalent Term Debt (as defined below) may have a maturity date and weighted average life to maturity that is earlier than the maturity and weighted average life to maturity of the initial Term Loan Facility but not earlier than the maturity and weighted average life to maturity of the Revolving Credit Facility (the “Incremental Inside Maturity Date Debt Cap”), (viii) the interest rates and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that with respect to any Incremental Term Facility that (1) is originally incurred under the Non-Ratio Based Incremental Amount, (2) has an aggregate principal amount, together with any other Incremental Term Facilities that satisfy the requirements in clause (1) and clauses (3) through (7), in excess of the greater of (I) $259 million and (II) 50% of Consolidated EBITDA (the “MFN Threshold”), (3) is secured by the Collateral on a pari passu basis with the initial Term Loans, (4) is in the form of broadly syndicated floating rate U.S. dollar first lien term loans (other than term “A” loans), (5) matures within 12 months of the maturity date of the initial Term Loans (the “Outside Maturity Date Carve-Out”), (6) is made on or prior to the date that is 6 months after the Closing Date and (7) is not incurred or established in connection with an acquisition or investment, the all-in-yield (whether in the form of interest rate margins, original issue discount, upfront fees or benchmark rate floors) for such Incremental Term Facility (determined as of the initial funding date for such Incremental Term Facility) will not be more than 0.75% (the “MFN Differential”) higher than the corresponding all-in-yield for the initial Term Loans unless the corresponding all-in-yield with respect to the initial Term Loans is increased by an amount equal to the difference between the all-in-yield with respect to the Incremental Term Facility and the corresponding all-in-yield on the initial Term Loans, minus the MFN Differential (it being agreed that (x) original issue discount and upfront fees shall be equated to interest on the basis of a four-year average life (or if less, the remaining life to maturity) and (y) any increase in yield to any existing facility required due to the application of a benchmark rate floor shall be effected solely through an increase in (or implementation of, as applicable) any benchmark rate floor applicable to such existing facility) (this proviso, the “MFN Provision”), (ix) the Borrower shall have delivered such customary legal opinions, board resolutions, secretary’s certificate, officer’s certificate and other documents, in each case consistent with those delivered on the Closing Date, as shall be reasonably requested by the Administrative Agent and (x) any Incremental Facility shall be on terms and pursuant to documentation to be determined, provided, further that, to the extent such terms and documentation are not consistent with the Term Loan Facility or the Revolving Credit Facility, as the case may be, or not materially more favorable (taken as a whole) to the lenders of such new Incremental Facility compared to the existing Term Loan Facilities (except to the extent permitted by clause (vii) or (viii) above) or Revolving Credit Facilities, as the case may be, as determined in good faith by the Borrower, they shall be reasonably satisfactory to the Administrative Agent (it being understood that (x) no consent shall be required to the extent such terms apply only after the latest maturity of any existing Term Loan Facility or Revolving Credit Facility and (y) to the extent that any financial maintenance covenant is added for the benefit of any Incremental Facility, no consent shall be required from the Administrative Agent or any Senior Secured Lender to the extent that such financial maintenance covenant is also added for the benefit of the Senior Secured Facilities).  The proceeds of the Incremental Facility shall be used for general corporate purposes of the Borrower and its subsidiaries, including permitted acquisitions, investments, restricted payments and other uses not prohibited by the Senior Secured Facilities Documentation.

The aggregate principal amount of Incremental Facilities permitted at any time shall not exceed (v) the greater of (i) $517 million and (ii) 100% of Consolidated EBITDA for the prior four consecutive fiscal quarters (the “Free and Clear Incremental Amount”) plus (w) the principal amount of any voluntary prepayments and payments utilizing the yank-a-bank provision (other than any such prepayments made from the proceeds of long-term indebtedness) of any tranche of term loans under the Term Loan Facility or any other debt secured on a pari passu basis with the term Loan Facility plus (x) an unlimited amount of debt that is secured on a pari passu basis with the initial Senior Secured Facilities if, after giving pro forma effect to the incurrence of such additional amount (and after giving effect to any acquisition consummated in connection therewith and all customary pro forma events and adjustments), the First Lien Net Leverage Ratio (to be defined in the Senior Secured Facilities Documentation consistent with the Documentation Principles) is equal to or less than either (A) the First Lien Net Leverage Ratio on the Closing Date (the “Closing Date First Lien Net Leverage Ratio”) or (B) in the case of incremental facilities incurred in connection with a Permitted Acquisition or investment, the First Lien Net Leverage Ratio immediately prior to such Permitted Acquisition or investment plus (y) an unlimited amount of junior lien debt if the Secured Net Leverage Ratio (to be defined consistent with the Documentation Principles) is equal to or less than either (A) the Secured Net Leverage Ratio on the Closing Date (the “Closing Date Secured Net Leverage Ratio”) or (B) in the case of incremental facilities incurred in connection with a Permitted Acquisition or investment, the Secured Net Leverage Ratio immediately prior to such Permitted Acquisition or investment plus (z) an unlimited amount of unsecured debt (I) if the Total Net Leverage Ratio (to be defined consistent with the Documentation Principles) is equal to or less than either (A) the Total Net Leverage Ratio on the Closing Date (the “Closing Date Total Net Leverage Ratio”) or (B) in the case of incremental facilities incurred in connection with a Permitted Acquisition or investment, the Total Net Leverage Ratio immediately prior to such Permitted Acquisition or investment or (II) if the Fixed Charge Coverage Ratio (to be defined in the Senior Secured Facilities Documentation consistent with the Documentation Principles) is equal to or greater than either (A) 2.00:1.00 or (B) in the case of incremental facilities incurred in connection with a Permitted Acquisition or investment, the Fixed Charge Coverage Ratio immediately prior to such Permitted Acquisition or investment (the sum of the amounts in clauses (v) and (w), the “Non-Ratio Based Incremental Amount”; the sum of the amounts in clauses (x), (y) and (z), the “Ratio Based Incremental Amount”; and the Ratio Based Incremental Amount, together with the Non-Ratio Based Incremental Amount, the “Available Incremental Amount”); provided that (X) the Borrower may elect to use any component (or one or more components) of the Available Incremental Amount in its sole discretion, and if there is capacity under the Ratio Based Incremental Amount at any time that Incremental Facilities are incurred and the Borrower does not otherwise make an election, the Borrower will be deemed to have elected the Ratio Based Incremental Amount and (Y) the Available Incremental Amount shall be subject to the Stacking and Reclassification Provisions (as defined below) (and, for the avoidance of doubt, any portion of any Incremental Facility incurred in reliance on the Non-Ratio Based Incremental Amount shall be automatically reclassified as incurred under the Ratio Based Incremental Amount at such time as the Borrower meets the applicable ratio under the Ratio Based Incremental Amount at such time on a pro forma basis).

In addition, the Borrower may, in lieu of adding Incremental Facilities, utilize any part of the Available Incremental Amount at any time by issuing or incurring Incremental Equivalent Debt (as defined below), subject to customary terms and conditions consistent with the Documentation Principles and customary intercreditor documentation, if applicable).

“Incremental Equivalent Debt” means indebtedness in an amount not to exceed the then available Available Incremental Amount consisting of the issuance of senior secured (on a pari passu basis), junior lien, unsecured or subordinated notes or loans (including “mezzanine” debt and bridge loans), in each case, issued in a public offering, Rule 144A transaction or other private placement.

Refinancing Facility:
The Senior Secured Facilities Documentation will permit the Borrower to refinance loans and commitments under the Senior Secured Facilities, in whole or in part (which may include the issuance of secured, unsecured, subordinated or convertible notes (“Refinancing Notes”) or loans (each, a “Refinancing Facility”)); provided that, (i) the all-in-yield with respect to any such Refinancing Notes or Refinancing Facility shall be determined by Borrower and the lenders providing such Refinancing Notes or Refinancing Facility, as applicable, (ii) any Refinancing Notes or Refinancing Facility does not mature prior to the maturity date of, or have a shorter weighted average life than, the loans or commitments being refinanced, (iii) no Refinancing Notes or Refinancing Facility, if secured, may be secured by any assets other than the Collateral, or, if guaranteed, may be guaranteed by any entities other than the Guarantors, (iv) the mandatory prepayment and redemption terms, covenants and events of default of such Refinancing Facility or Refinancing Notes are either (x) not materially more favorable (taken as a whole, as conclusively determined by the Borrower in good faith) to the lenders providing such Refinancing Facility or Refinancing Notes, as applicable, than those terms (taken as a whole) applicable to the Term Loan Facility or Revolving Credit Facility being refinanced (except to the extent such terms apply solely to any period after the latest maturity of any existing Term Loan Facility or Revolving Credit Facility or are applied for the benefit of the Term Loan Facilities or Revolving Credit Facilities then outstanding) or (y) reflect market terms and conditions at the time of incurrence or issuance, as reasonably determined by the Borrower in good faith, (v) any Refinancing Facility that is secured shall be subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and Borrower, (vi) the aggregate principal amount of any Refinancing Facility does not exceed the aggregate amount of debt or commitments being refinanced therewith, plus interest, fees, expenses and premium (including make-whole premiums, prepayment premiums and amounts required to be paid in connection with defeasance and satisfaction and discharge), plus the costs, fees and expenses of incurring such Refinancing Facility (including upfront fees and original issue discount) and (vii) the proceeds of such Refinancing Facility or Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding loans under the applicable Term Loan Facility or Revolving Credit Facility being so refinanced; and provided further that in no event shall Refinancing Facility or Refinancing Notes be permitted to be voluntarily prepaid prior to the repayment in full of the applicable Term Loan Facility or Revolving Credit Facility being refinanced, unless accompanied by a ratable prepayment of such Term Loan Facility or Revolving Credit Facility.

Fees and Interest Rates:	As set forth on Annex I to Exhibit B.

Optional Prepayments:
Term Loans may be prepaid, in whole or in part, without premium or penalty (except as provided below), at the option of the Borrower at any time upon one day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I hereto), three days’) prior notice, subject to reimbursement of the Term Loan Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.  Optional prepayments of the Term Loans shall be applied as directed by the Borrower.

Any (a) voluntary prepayment of the Term Loans using proceeds of indebtedness incurred by the Borrower or any of its subsidiaries from a substantially concurrent incurrence of indebtedness the primary purpose of which is to, and which does, reduce the all-in yield (calculated as described under “Incremental Facility” above) then in effect for the Term Loans and (b) repricing of the Term Loans pursuant to an amendment to the Senior Secured Facilities Documentation the primary purpose of which is to, and which does, reduce the all-in yield then in effect for the Term Loans shall be accompanied by a prepayment fee equal to 1.0% of the aggregate principal amount of such prepayment (or, in the case of clause (b) above, of the aggregate amount of Term Loans outstanding immediately prior to such amendment) if made on or prior to the six-month anniversary of the Closing Date; provided that no such prepayment fee shall be required in connection with a change of control or a Transformative Acquisition (as defined below).

“Transformative Acquisition” means any acquisition by the Borrower or any of its subsidiaries of an unrelated third party that is either (a) not permitted by the terms of the Senior Secured Facilities Documentation immediately prior to the consummation of such acquisition or (b) if permitted by the terms of the Senior Secured Facilities Documentation immediately prior to the consummation of such acquisition, would not provide the Borrower and its subsidiaries with adequate flexibility under the Senior Secured Facilities Documentation for the continuation and/or expansion of their combined operations following such consummation (as determined by the Borrower acting in good faith).

The Revolving Credit Facility may be prepaid, in whole or in part (and the unutilized portion of the commitments thereunder may be cancelled), in each case without premium or penalty, at the option of the Borrower at any time upon one day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I hereto), three days’) prior notice, subject to reimbursement of the Revolving Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.

Any notice of voluntary prepayment or commitment reduction may be conditioned on the satisfaction of one or more conditions (subject to the payment of applicable breakage, if any).

Mandatory Prepayments:
The Borrower shall make (or shall cause to be made) the following mandatory prepayments with respect to the Term Loan Facility only, with such prepayment obligations being subject to certain exceptions and basket amounts consistent with the Documentation Principles:

1.          Asset Sales and Casualty Events:  Prepayments in an amount equal to 100% of the net cash proceeds from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by the Borrower and its restricted subsidiaries in excess of individual and aggregate thresholds to be agreed (subject to other exceptions to be reasonably and mutually agreed consistent with the Documentation Principles), subject to (a) reduction to 50% upon the First Lien Net Leverage Ratio being equal to or less than 0.50x inside the Closing Date First Lien Net Leverage Ratio and (b) elimination upon the First Lien Net Leverage Ratio being equal to or less than 1.0x inside the Closing Date First Lien Net Leverage Ratio and subject to the right of the Loan Parties to reinvest (or commit to reinvest) such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Loan Parties and their subsidiaries if such proceeds are reinvested (or committed to be reinvested) within eighteen (18) months (and if so committed to reinvestment, reinvested within 180 days following the end of such eighteen (18) month period), it being understood and agreed that pending the reinvestment of such proceeds, such proceeds shall be held by a Loan Party and available for general working capital purposes, including repayment of borrowings under the Revolving Credit Facility.

2.          Incurrence of Indebtedness:  Prepayments in an amount equal to 100% of the net cash proceeds from issuances or incurrences of debt by the Borrower and its restricted subsidiaries (other than indebtedness permitted by the Senior Secured Facilities Documentation (other than refinancing indebtedness)).

3.          Excess Cash Flow:  Commencing with the end of the first full fiscal year ending after the Closing Date, prepayments in an amount equal to 50%, subject to (a) reduction to 25% upon the First Lien Net Leverage Ratio being equal to or less than 0.50x inside the Closing Date First Lien Net Leverage Ratio and (b) elimination upon the Consolidated First Lien Net Leverage Ratio being equal to or less than 1.0x inside the Closing Date First Lien Net Leverage Ratio, of Excess Cash Flow (to be defined in the Senior Secured Facilities Documentation and calculated net of any amounts paid for permitted investments or restricted payments or committed to be paid in the next 12 months (provided that, to the extent such committed amounts are not paid in the subsequent period such amounts shall increase Excess Cash Flow in such subsequent period)) of the Borrower and its restricted subsidiaries; provided that (i) any voluntary prepayments of any long-term indebtedness secured on a pari passu basis with the Term Loan Facility during the applicable fiscal year or after the end of such fiscal year and prior to the date on which the Excess Cash Flow prepayment is required to be made, including the aggregate amount of any prepayment of the Term Loan Facility during the applicable fiscal year or after the end of such fiscal year and prior to the date on which the Excess Cash Flow prepayment is required to be made, and (ii) any prepayment of loans outstanding under the Revolving Credit Facility or any other revolving credit facility secured on a pari passu basis with the Term Loan Facility (to the extent accompanied by a permanent reduction of the commitments under the Revolving Credit Facility or such other revolving credit facility secured on a pari passu basis with the Term Loan Facility), in each case other than prepayments funded with the proceeds of long-term indebtedness, shall be credited against Excess Cash Flow prepayment obligations for the applicable fiscal year on a dollar-for-dollar basis.

All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any).

Mandatory prepayments shall be applied to the installments of the loans under the Term Loan Facility as directed by the Borrower (or in the absence of direction from the Borrower in the direct order of maturity).

Notwithstanding the foregoing, mandatory prepayments made pursuant to clauses (1) and (3) above shall be (x) net of any additional taxes paid, or estimated by the Borrower in good faith to be payable, as a result of the repatriation of such proceeds and (y) limited to the extent that the Borrower reasonably determines that such prepayment would result in material adverse tax consequences related to the repatriation of funds or such repatriation would be prohibited or restricted by applicable law, rule or regulation (amounts excluded pursuant to the preceding clauses (x) and (y), the “Excluded Amounts”). Excluded Amounts will not be deemed to be net cash proceeds or Excess Cash Flow for purposes of clauses (1) and (3) above and may be used by the Borrower for any other use not prohibited by the Senior Secured Facilities Documentation.

Any Term Loan Lender may elect not to accept its pro rata portion of any mandatory prepayment, and any such declined prepayment may be retained by the Borrower and shall be an addition to the Available Amount Basket (as defined below).

Prepayments Below Par:
The Senior Secured Facilities Documentation shall provide that Term Loans may be prepaid below par on a non-pro rata basis through Dutch auction or similar procedures that are offered to all Term Loan Lenders holding Term Loans of the applicable tranche on a pro rata basis. Any Term Loan so prepaid shall automatically be canceled and retired. The Borrower may also purchase any Term Loan on a non-pro rata basis at any time through open market purchases or in privately negotiated transactions on customary terms and conditions consistent with the Documentation Principles (including no use of Revolving Loans).

Collateral:
Subject to the Documentation Principles and customary exceptions, the Senior Secured Facilities will be secured by a first-priority security interest in substantially all present and after acquired tangible and intangible property of the Borrower and Guarantors (the “Collateral”).

There shall be no requirement to (i) obtain mortgages on any owned or leased real property unless, in the case of owned real property, its fair market value is more than $20 million, (ii) obtain any deposit account or securities account control agreements or (iii) grant any security or take any perfection actions under non-US law, except for local law equity pledges for material top-tier foreign subsidiaries.

The Senior Secured Facilities Documentation will authorize the Administrative Agent to enter into any acceptable intercreditor agreement contemplated by the Senior Secured Facilities Documentation which allows (at the Borrower’s option) additional debt that is permitted to be incurred and secured under the Senior Secured Facilities Documentation to be secured by a lien on the Collateral on a pari passu or junior basis with the Senior Secured Facilities.

Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Security” section shall be subject to the Limited Conditionality Provisions of this Commitment Letter and Exhibit D hereto.

Conditions Precedent to Closing Date:
The availability of the Loans and Letters of Credit under the Senior Secured Facilities on the Closing Date will be subject solely to the conditions expressly set forth in Exhibit D to the Commitment Letter, subject to the Limited Conditionality Provisions.

Conditions precedent to each subsequent extension of Credit under the Senior Secured Facilities:
For each borrowing of Loans or issuance, amendment or extension of a Letter of Credit after the Closing Date, all of the representations and warranties in the Credit Documentation (or, in the case of an Incremental Facility in connection with an LCT, customary limited conditionality representations and warranties) shall be true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect” or if it speaks to an earlier date, then only as of such earlier date); no default or event of default (or, in the case of an Incremental Facility in connection with an LCT, no payment or bankruptcy default or event of default) shall be continuing or result therefrom; and delivery of any relevant borrowing notices or Letter of Credit requests.

Documentation Principles:
The Credit Facility Documentation for the Senior Secured Facilities (the “Senior Secured Facilities Documentation”) will be drafted by counsel to the Borrower and negotiated in good faith by the Borrower and the Commitment Parties giving effect to the Limited Conditionality Provisions, will be based on the Existing Credit Agreement, and will otherwise be usual and customary for financings of this kind reflecting (a) the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their capitalization, size, business, industry and business practices, matters disclosed in the Acquisition Agreement and their proposed business plan and operations, (b) take into account the financial model most recently provided by you to the Original Commitment Parties prior to the Original Signing Date, (c) take into account operational and administrative requirements of the Administrative Agent, (d) the Administrative Agent’s Revlon provisions, (e) changes in law, applicable regulation or accounting standards since the date of such precedent, (f) customary updates with respect to “divisions”, “QFC Stay” and EEA/UK Bail-In provisions and (g) provide that no subsidiary Guarantor shall be released from its guarantee solely as a result of such Guarantor becoming a non-wholly owned subsidiary unless such transfer of equity interests in such Guarantor is with a third-party that is not an affiliate of Holdings or its subsidiaries and is consummated for a bona fide business purpose, and shall be in a form such that, if and when executed and delivered, they are consistent with this Commitment Letter (including the Limited Conditionality Provisions) and the Fee Letter and would not impair availability of the Senior Secured Facilities on the Closing Date (collectively, for purposes of this Exhibit B, the “Documentation Principles”).  The Senior Secured Facilities Documentation shall contain only those payments, conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Exhibit B, in each case, applicable to the Borrower and the restricted subsidiaries and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Documentation Principles.  To the extent not otherwise set forth in this Exhibit B, the financial definitions and ratios in the Senior Secured Facilities Documentation shall be defined in a manner consistent with the Documentation Principles.

Each covenant (including with respect to clauses (c), (d) and (e) below, without limitation, the Incremental Facilities and Incremental Equivalent Debt) (and definitions used therein) shall also (a) include additional customary baskets, exceptions and thresholds consistent with the Documentation Principles and as may otherwise be agreed, including customary specific and general dollar baskets, (b) any exceptions, limitations and baskets based on a specified dollar amount shall also include a builder or grower component (regardless of whether such exceptions, limitations or baskets refer to a builder or grower component in this Summary of Terms) based on a corresponding percentage of Consolidated EBITDA, (c) provide that incurrence-based financial ratios or tests (“Financial Incurrence Tests”) shall be subject to customary pro forma adjustments, including for “run rate” cost savings and synergies consistent with those described in the definitions of “Consolidated Net Income” and “Consolidated EBITDA” (without duplication of any adjustments), (d) permit reliance, at the Borrower’s option, on one or more, or a combination of, baskets, exceptions and thresholds that are not subject to a Financial Incurrence Test (including any fixed dollar (including any related builder or grower component) baskets, exceptions and thresholds) (“Fixed Baskets”) and baskets, exceptions and thresholds that are subject to a Financial Incurrence Test (“Non-Fixed Baskets”) (and the Borrower shall be permitted to, at its option, divide and classify such actions or transactions (or portions thereof) and later (on one or more occasions) re-divide and/or reclassify under one or more of such baskets, exceptions and thresholds within the same covenant, including to reclassify utilization of any Fixed Baskets as incurred under any available Non-Fixed Baskets, including any Financial Incurrence Tests; provided, that, for the avoidance of doubt and other than with respect to reclassification pursuant to the RP Debt Basket, reallocation of the General RP Basket to the General Junior Debt Prepayment Basket or the General Investment Basket, reclassification shall only be permitted between baskets within the same covenant; provided, further, that if any Financial Incurrence Tests would be satisfied in any subsequent fiscal quarter following the utilization of any Fixed Basket or other Non-Fixed Basket, such reclassification shall be deemed to have automatically occurred if not elected by the Borrower) and (e) in calculating any Non-Fixed Baskets (including any Financial Incurrence Tests), any amounts incurred in reliance on a Fixed Basket (including the Free and Clear Incremental Amount) substantially concurrently with the amount incurred under such Non-Fixed Basket, in each case, shall not be given effect (but full pro forma effect shall be given to all applicable and related transactions (including the use of proceeds of all indebtedness to be incurred and any repayments, repurchases and redemptions of indebtedness) and all other permitted pro forma adjustments) (this clause (e), together with clause (d) above, collectively, the “Stacking and Reclassification Provisions”).

“Consolidated Net Income”, “Consolidated EBITDA” (and component definitions) and other financial definitions shall be defined in a manner consistent with the Documentation Principles (including add-backs and deductions consistent therewith). In any event, Consolidated EBITDA and Consolidated Net Income shall include (without duplication and which shall not be subject to caps), among other adjustments, exclusions and add-backs: (a) extraordinary, unusual, infrequent or non-recurring losses, gains or expenses and transaction expenses; (b) non-cash charges, fees, expenses, expenditures, costs, losses, accruals, reserves of any kind and changes in reserves for earnouts and similar obligations; provided that accruals or reserves for potential cash items in any future period may or may not (at the election of the Borrower in its sole discretion) be added back in such period and to the extent added back, the cash payment in respect of such accrual or reserve in a future period shall be subtracted from Consolidated EBITDA in such future period; (c) all gains and losses on sales of assets outside the ordinary course of business; (d) restructuring and business optimization losses, charges, expenses, accruals or reserves, including any system implementation costs, costs related to the closure, relocation, reconfiguration and/or consolidation of facilities, and costs to relocate employees, retention charges, severance, contract termination costs, transition and other duplicative running costs; (e) currency translation and transaction gains or losses; (f) non-controlling or minority interest expense consisting of income attributable to third parties in non-wholly owned subsidiaries; (g) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, operating improvements (including the entry into, amendment or renegotiation of any material contract or arrangement) and other cost synergies (in each case net of amounts actually realized) related to acquisitions, dispositions and other specified transactions, or related to restructuring initiatives, cost savings initiatives and other initiatives, in each case, that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have either been taken, with respect to which substantial steps have been taken or are that are expected to be taken (in the good faith determination of the Borrower) within 24 months after the date of consummation of such acquisition, disposition or other specified transaction or the initiation of such restructuring initiative, cost savings initiative or other initiatives; (h) effects of purchase accounting; (i) accruals, payments, fees, costs, charges and expenses with respect to any transactions not prohibited by the Senior Secured Facilities Documentation, including, without limitation, permitted dispositions, investments, issuance of equity interests or indebtedness or early extinguishment of indebtedness, hedging agreements or other derivative instruments, in each case whether or not consummated; and (j) adjustments (x) consistent with Regulation S-X or (y) contained in any quality of earnings report in connection with a Permitted Acquisition  made available to the Administrative Agent conducted by financial advisors (which are either nationally recognized or reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms is acceptable)).

With respect to any exceptions, limitations and baskets based on a specified dollar amount and a builder or grower component based on a corresponding percentage of Consolidated EBITDA, the dollar amount may be reset at the time syndication to the greater of the dollar amount set forth in this Summary of Terms and a dollar amount equal to the product of the percentage of Consolidated EBITDA set forth in this Summary of Terms and Consolidated EBITDA at the time of syndication.

Financial Maintenance Covenant:
Term Loan Facility: None.

Revolving Credit Facility: A maximum First Lien Net Leverage Ratio covenant set at a 35% cushion to pro forma Consolidated EBITDA as of the Closing Date, with no step-downs (the “Financial Maintenance Covenant”).

The Financial Maintenance Covenant will be tested quarterly, only in the event that on the last day of any fiscal quarter (commencing with the first full fiscal quarter after the Closing Date) Revolving Loans outstanding under the Revolving Credit Facility (excluding any undrawn Letters of Credit that have not been cash collateralized in an aggregate amount not exceeding $25 million and any drawn or undrawn Letters of Credit that have been cash collateralized), in the aggregate, exceed 35% of the total amount of the Revolving Credit Facility commitments. If tested for any fiscal quarter, the Financial Maintenance Covenant will be tested as of the last day of such fiscal quarter, on the date that financial statements are (or are required to be) delivered for the fiscal quarter or fiscal year ended on such date.

The amount of all cash equity, which may be common or qualified preferred equity of Borrower, contributed to Borrower following the last day of the applicable fiscal quarter and through the date that is no more than 10 business days after the date on which financial statements are required to be delivered by Borrower for the fiscal quarter or fiscal year ended on such date, will, at the request of Borrower, be an addition to Consolidated EBITDA solely for the purposes of calculating the Financial Maintenance Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such contribution, an “Equity Cure”) (which for the avoidance of doubt, shall be disregarded for any other purposes, including the calculation of any interest rate margin, any financial ratio-based condition or any basket applicable to any covenant (including, without limitation, the Available Amount Basket)); provided that (i) there shall not be more than two (2) Equity Cures in any four (4) quarter period, (ii) there shall not be more than five (5) Equity Cures over the life of the Revolving Credit Facility, (iii) no pro forma effect will be given to any debt repayment with proceeds of Equity Cures in calculating the Financial Maintenance Covenant and (iv) the amount of any such equity contribution in connection with an Equity Cure shall not exceed the amount necessary for Borrower to be in compliance with the Financial Maintenance Covenant.

The Senior Secured Facilities Documentation will contain a standstill provision with regard to exercise of remedies during the period in which any Equity Cure will be made (it being understood that Revolving Loans and issuance of new Letters of Credit will be unavailable).

Financial Leverage Ratios:	Any leverage ratio shall be calculated net of all unrestricted cash and cash equivalents.

Representations and Warranties:
Consistent with the Documentation Principles and limited to the following (applicable to Holdings, the Borrower and its restricted subsidiaries and with exceptions, materiality and other qualifications to be set forth in the Senior Secured Facilities Documentation): financial statements; corporate (or similar) existence; compliance with materials law; corporate (or similar) power and authority; due authorization, execution and delivery and enforceability of Senior Secured Facilities Documentation; with respect to the applicable Senior Secured Facilities Documentation, no violation of, or conflict with, material law or charter documents; litigation; no default; ownership of property; liens (subject to permitted liens and the Limited Conditionality Provisions); intellectual property; taxes; Federal Reserve regulations; labor matters; ERISA; Investment Company Act; anti-corruption laws, anti-money laundering laws, bribery and sanctions; PATRIOT Act; subsidiaries; use of proceeds; environmental laws; materially accurate disclosure as of the Closing Date; Closing Date solvency of Holdings and its subsidiaries taken as a whole (consistent with the solvency certificate attached as Annex I to Exhibit D hereto); governmental authorizations; no Material Adverse Effect; perfection in collateral; no Loan Party being an Affected Financial Institution (to be defined in a customary manner); beneficial ownership.

“Material Adverse Effect” means (a) on the Closing Date, a “Material Adverse Effect” (as defined in the Acquisition Agreement) and (b) after the Closing Date, a material adverse effect on (i) the business, financial condition or results of operations, of Holdings, the Borrower and its restricted subsidiaries, taken as a whole, (ii) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under the Senior Secured Facilities Documentation or (iii) the rights and remedies of the Administrative Agent under the Senior Secured Facilities Documentation.

Subject to the Limited Conditionality Provisions, only the Specified Representations will be required to be made on the Closing Date.

Affirmative Covenants:
Consistent with the Documentation Principles and limited to the following (applicable to the Borrower and its restricted subsidiaries and with exceptions, materiality and other qualifications to be set forth in the Senior Secured Facilities Documentation):  delivery of annual (within 120 days of the end of each fiscal year) and quarterly (limited to the first three fiscal quarters of the fiscal year only and 60 days after each fiscal quarter) financial statements, quarterly and annual MD&A, annual budget, notices, officer’s certificates and other customary information reasonably requested by the Senior Secured Lenders through the Administrative Agent; payment of taxes; maintenance of existence; compliance with material laws; maintenance of policies and procedures designed to ensure compliance with anti-corruption, bribery and sanctions laws; maintenance of property and insurance; maintenance of books and records; right of the Senior Secured Lenders to inspect property and books and records; compliance with environmental laws; additional guarantors and collateral; further assurances (including, without limitation, with respect to security interests in after-acquired property); beneficial ownership information; and commercially reasonable efforts to maintain monitored public family/corporate credit and facility ratings, but not any specific rating.

Negative Covenants:
Negative covenants shall be consistent with the Documentation Principles and limited to the following (to be applicable to the Borrower and its restricted subsidiaries and, in respect of the passive holding company covenant, Holdings):

(a) indebtedness (including guarantee obligations and disqualified stock of subsidiaries), which shall permit, among other things, (i) indebtedness pursuant to a general indebtedness basket in an amount up to the greater of (x) $207 million and (y) 40% of Consolidated EBITDA (provided, that, at the option of the Borrower, amounts then available under this clause (i) may be re-allocated to the Free and Clear Incremental Amount, which, to the extent re-allocated and an Incremental Facility or Incremental Equivalent Debt is then outstanding in reliance on such re-allocated amount, shall be deemed to be a utilization hereof) (the “General Debt Basket”), (ii) indebtedness under the Senior Secured Facilities or any Incremental Facility, any Incremental Equivalent Debt, any Refinancing Facility or any refinancing of the foregoing; (iii) indebtedness incurred to finance the acquisition of fixed or capital assets (including finance lease obligations, mortgage financings and purchase money obligations) in an aggregate outstanding amount not to exceed the greater of (x) $78 million and (y) 15% of Consolidated EBITDA; (iv) (x) an unlimited amount of debt that is secured on a pari passu basis with the initial Senior Secured Facilities if the pro forma First Lien Net Leverage Ratio is equal to or less than (A) the Closing Date First Lien Net Leverage Ratio or (B) in the case of such debt incurred in connection with a Permitted Acquisition or investment, the First Lien Net Leverage Ratio immediately prior to such Permitted Acquisition or investment plus (y) an unlimited amount of junior lien debt if the Secured Net Leverage Ratio is equal to or less than either (A) the Closing Date Secured Net Leverage Ratio or (B) in the case of such debt incurred in connection with a Permitted Acquisition or investment, the Secured Net Leverage Ratio immediately prior to such Permitted Acquisition or investment plus (z) an unlimited amount of unsecured debt (I) if the Total Net Leverage Ratio is equal to or less than (A) the Closing Date Total Net Leverage Ratio or (B) in the case of such debt incurred in connection with a Permitted Acquisition or investment, the Total Net Leverage Ratio immediately prior to such Permitted Acquisition or investment or (II) if the Fixed Charge Coverage Ratio is equal to or greater than (A) 2.00:1.00 or (B) in the case of such debt incurred in connection with a Permitted Acquisition or investment, the Fixed Charge Coverage Ratio immediately prior to such Permitted Acquisition or investment (the “Ratio Debt Basket”; any such indebtedness described in this clause (iv), “Ratio Debt”); provided that the incurrence of such indebtedness by restricted subsidiaries that are not Loan Parties shall not exceed, when taken together with amounts incurred by restricted subsidiaries that are not Loan Parties under clause (vii) below, the greater of (x) $259 million and (y) 50% of Consolidated EBITDA; (v) indebtedness in an amount equal to 200% of the net cash proceeds from the sale or issuance of qualified equity interests or capital contributions received by the Borrower after the Closing Date (“Contribution Debt”); (vi)  indebtedness in an amount not to exceed the aggregate amount of dividends and other distributions on account of equity interests which could be made at such time under the restricted payments covenant baskets (any such indebtedness described in this clause (vi), “RP Debt”) provided that, for the avoidance of doubt, any such incurrence of RP Debt shall be deemed a usage of the applicable restricted payments covenant baskets; (vii) indebtedness incurred or assumed by the Borrower or its restricted subsidiaries in connection with an acquisition of an entity that becomes a restricted subsidiary or all or substantially all of the assets of any person or any line of business or division thereof, or of a majority of the equity interests of any person (but in any event to include any investments in a subsidiary which serves to increase the Borrower’s or its restricted subsidiaries’ respective equity ownership therein) (a “Permitted Acquisition”); provided that after giving pro forma effect thereto the Borrower could incur an additional $1.00 of Ratio Debt; provided, further, that the incurrence of such indebtedness by restricted subsidiaries that are not Loan Parties shall not exceed, when taken together with Ratio Debt incurred by restricted subsidiaries that are not Loan Parties, the greater of (x) $259 million and (y) 50% of Consolidated EBITDA; (viii) indebtedness incurred by foreign subsidiaries under local facilities in an amount up to the greater of (x) $129 million and (y) 25% of Consolidated EBITDA; (ix) indebtedness under any Rollover Notes, and (x) other customary exceptions and exceptions consistent with the Documentation Principles;

(b) liens, which shall permit, among other things, (i) liens pursuant to a general lien basket in an amount up to the greater of (x) $207 million and (y) 40% of Consolidated EBITDA, (ii) liens securing indebtedness assumed in connection with an acquisition that is permitted under the Senior Secured Facilities Documentation; provided that such liens were not incurred in contemplation of such acquisition and do not encumber any property other than the property acquired pursuant to such acquisition, (iii) liens on assets of subsidiaries that are not Loan Parties, (iv) liens contemplated with respect to secured indebtedness described above, including for the avoidance of doubt the Senior Secured Facilities, any incremental facilities, incremental equivalent debt or permitted refinancing facilities; (v) liens securing any Rollover Notes, and (vi) other customary exceptions and exceptions consistent with the Documentation Principles;

(c) mergers, consolidations, liquidations and dissolutions, which shall permit, among other things, non-Loan Parties to consolidate or merge with, or transfer assets in connection with a liquidation or dissolution to, other non-Loan Parties;

(d) sales of assets, which shall permit, among other things, (i) sale of inventory and equipment in the ordinary course of business, (ii) [reserved], (iii) dispositions of non-core assets acquired in connection with any acquisition or investment that is permitted under the Senior Secured Facilities Documentation (so long as such non-core assets do not represent more than 35% of the applicable acquisition or investment), (iv) other asset sales so long as (a) such sales or dispositions are for fair market value, (b) at least 75% of the consideration for asset sales and dispositions in excess of a dollar amount to be agreed shall consist of cash or cash equivalents (including a basket in an amount to be agreed for non-cash consideration that may be designated as cash consideration and subject to additional exceptions to be agreed) and (c) such asset sale or disposition is subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof, (v) asset sales pursuant to a general basket in an amount per fiscal year to be agreed, (vi) asset sales and transfers among the Borrower and its restricted subsidiaries, and (vii) other customary exceptions and exceptions consistent with the Documentation Principles;

(e) dividends and other payments in respect of capital stock, which shall permit, among other things, (i) using the Available Amount Basket, (ii) a general basket in an amount up to the greater of (x) $259 million and (y) 50% of Consolidated EBITDA (the “General RP Basket”) (which may be reallocated to the General Investment Basket or the General Junior Debt Prepayment Basket), (iii) dividends and other payments subject to (x) the Total Net Leverage Ratio of the Borrower being not more than 1.0x inside the Closing Date Total Net Leverage Ratio and (y) no continuing event of default and (iv) other customary exceptions and exceptions consistent with the Documentation Principles;

(f) acquisitions, investments, loans and advances, which shall permit, among other things, (i) using the Available Amount Basket, (ii) a general basket in an amount up to the greater of (x) $233 million and (y) 45% of Consolidated EBITDA (the “General Investment Basket”), (iii) acquisitions and other investments subject to the Total Net Leverage Ratio of the Borrower being not more than 0.5x inside the Closing Date Total Net Leverage Ratio, (iv) Permitted Acquisitions, (v) investments in joint ventures and unrestricted subsidiaries in an aggregate amount up to the greater of (x) $129 million and (y) 25% of Consolidated EBITDA, (vi) unlimited intercompany investments among the Borrower and its restricted subsidiaries and (vii) other customary exceptions and exceptions consistent with the Documentation Principles;

(g) prepayments (other than permitted refinancings) of payment subordinated debt, which shall permit, among other things, (i) using the Available Amount Basket, (ii) a general basket in an amount not to exceed the greater of (x) $259 million and (y) 50% of Consolidated EBITDA (the “General Junior Debt Prepayment Basket”) (which may be reallocated to the General Investment Basket), (iii) prepayments subject to the Total Net Leverage Ratio of the Borrower being not more than 1.0x inside the Closing Date Total Net Leverage Ratio and (iv) other customary exceptions and exceptions consistent with the Documentation Principles;

(h) transactions with affiliates (with exceptions consistent with the Documentation Principles);

(i) changes in fiscal periods without the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed);

(j) negative pledge clauses;

(k) clauses restricting subsidiary distributions;

(l) material changes in lines of business without the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); and

(m) use of proceeds in direct violation of anti-corruption, bribery and sanctions laws.

The Senior Secured Facilities Documentation shall contain an “Available Amount Basket”, which will include a starter amount of the greater of (x) $155 million and (y) 30% of Consolidated EBITDA and be built by 50% of cumulative Consolidated Net Income since the first day of the fiscal quarter in which the Closing Date occurs, declined prepayments and other customary amounts and may be used for (i) investments, (ii) restricted payments (subject to no payment or bankruptcy event of default) or (iii) prepayments of subordinated debt.

With respect to all debt, liens, investments and restricted payments covenants, all amounts incurred under any basket may be reclassified within the same covenant, in whole or in part, by the Borrower to another basket at any time.

Unrestricted Subsidiaries:
The Senior Secured Facilities Documentation will contain provisions pursuant to which, subject to limitations to be agreed consistent with the Documentation Principles, the Borrower will be permitted to designate or re-designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary.  Unrestricted subsidiaries will not be subject to the mandatory prepayments, representations and warranties, affirmative or negative covenants or event of default provisions of the Senior Secured Facilities Documentation.  There will be no requirement to redesignate an unrestricted subsidiary as a restricted subsidiary. Notwithstanding anything to the contrary, (i) the Borrower and restricted subsidiaries will not be permitted to transfer any materially intellectual property to an Unrestricted Subsidiary, (ii) no restricted subsidiary that owns material intellectual property can be designated as an Unrestricted Subsidiary and (iii) no Unrestricted Subsidiary shall own material intellectual property.

Events of Default:
Consistent with the Documentation Principles, and limited to the following (and with exceptions, materiality and other qualifications to be set forth in the Senior Secured Facilities Documentation): nonpayment of principal when due; nonpayment of interest, fees or other amounts after five business days; material inaccuracy of a representation or warranty when made (subject to 30-day cure period, so long as such breach would not reasonably be expected to have a Material Adverse Effect); violation of a covenant (subject, in the case of certain affirmative covenants, to a 30-day cure period after notice); cross-default and cross-acceleration to material indebtedness (subject to a materiality threshold of $100 million); bankruptcy events of the Borrower or its material restricted subsidiaries; certain ERISA events that would reasonably be expected to result in a Material Adverse Effect; material judgments (subject to a materiality threshold of $100 million and to the extent such judgments remain unsatisfied within 60 days of entry); actual or asserted invalidity by any Loan Party of any material guarantee, security document or subordination provisions or intercreditor or non-perfection of any security interests with respect to a material portion of the Collateral; and a change of control.

Notwithstanding the foregoing, a breach of the Financial Maintenance Covenant shall not constitute a default or an Event of Default with respect to the Term Loan Facility or trigger a cross-default (but may trigger cross-acceleration) under the Term Loan Facility until 30 consecutive days after the first date on which the Revolving Loans and Revolving Credit Facility commitments (if any) could have been accelerated or terminated by a vote of the Revolving Lenders holding at least a majority of the Revolving Loans and Revolving Credit Facility commitments and at the end of each such consecutive 30-day period, the Revolving Lenders holding at least a majority of the Revolving Loans and Revolving Credit Facility commitments have actually accelerated or terminated the Revolving Loans and Revolving Credit Facility commitments.

Voting:
Amendments and waivers with respect to the Senior Secured Facilities Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Secured Facilities (the “Required Lenders”), except that (a) the consent of each Senior Secured Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Senior Secured Lender’s commitment and (iv) modifications to the pro rata sharing and payment waterfall provisions; (b) the consent of 100% of the Senior Secured Loan Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) releases of all or substantially all of the collateral and (iii) releases of all or substantially all of the Guarantors; and (c) under the Revolving Credit Facility, customary protections for the Issuing Banks will be provided with respect to any amendment that modifies Letter of Credit specific provisions. Any amendment or waiver required to permit a transaction providing for the subordination of any Senior Secured Lender’s right to payment or to the Liens securing any obligations owed to any Senior Secured Lender (in its capacity as such) shall require the consent of each affected Senior Secured Lender.

Notwithstanding the foregoing, only Revolving Lenders holding at least a majority of the loans and commitments under the Revolving Credit Facility shall have the ability to amend the Financial Maintenance Covenant (and any financial definition related thereto), exercise remedies with respect to the Financial Maintenance Covenant and waive a breach of the Financial Maintenance Covenant.

Assignments and Participations:
After the Closing Date, the Senior Secured Lenders shall be permitted to assign (other than to a natural person or to Disqualified Institutions) all or a portion of their Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Senior Secured Lender, an affiliate of a Senior Secured Lender or an approved fund or (ii) a payment or bankruptcy event of default has occurred and is continuing, provided such consent shall be deemed given if the Borrower has not responded within 10 business days following notice, (b) the Administrative Agent, unless a Loan is being assigned to a Senior Secured Lender, an affiliate of a Senior Secured Lender or an approved fund and (c) solely with respect to Revolving Credit Facility commitments, each Issuing Lender.  In the case of a partial assignment (other than to another Senior Secured Lender, an affiliate of a Senior Secured Lender or an approved fund), the minimum assignment amount shall be $1,000,000 for Term Loan and $5,000,000 for Revolving Credit Facility commitments unless otherwise agreed by the Borrower and the Administrative Agent.  The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with each assignment.  The Senior Secured Lenders shall also be permitted to sell participations in their Loans and commitments.  Participants shall have the same benefits as the selling Senior Secured Lenders with respect to yield protection and increased cost provisions, subject to customary limitations.  Voting rights of a participant shall be limited to those matters set forth in clause (a) of the preceding paragraph with respect to which the affirmative vote of the Senior Secured Lender from which it purchased its participation would be required.  Pledges of Loans in accordance with applicable law shall be permitted without restriction.

The Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the foregoing provisions relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (a) be obligated to ascertain, monitor or inquire as to whether any Senior Secured lender or participant or prospective Senior Secured Lender or participant is a Disqualified Institution or (b) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information in connection therewith, to any Disqualified Institution; it being agreed that the foregoing shall not relieve the Administrative Agent, to the extent constituting a Senior Secured Lender, from its obligations in respect of Disqualified Institutions in connection with assignments and participations, and disclosure of confidential information in connection therewith, by it to the extent acting in its capacity as a Senior Secured Lender.  For the avoidance of doubt, the Administrative Agent may share the list of Disqualified Institutions with any Senior Secured Lender or potential assignee upon request.

Taxes and Reserve Requirements:	Customary for financing facilities and transactions of this type and consistent with the Documentation Principles.

Indemnities and Expenses:
The Senior Secured Facilities Documentation will provide customary and appropriate provisions relating to indemnity, expenses and related matters in a form reasonably satisfactory to the Lead Arranger, the Administrative Agent and the Borrower and consistent with the Documentation Principles.

Replacement of Lenders:
Consistent with the Documentation Principles the Senior Secured Facilities Documentation shall contain customary provisions for replacing non-consenting Senior Secured Lenders in connection with amendments and waivers requiring the consent of all Senior Secured Lenders or of all Senior Secured Lenders directly affected thereby so long as the Required Lenders of the aggregate amount of the Loans shall have consented thereto.

Governing Law and Jurisdiction:
The Senior Secured Facilities Documentation will be governed by New York law and will provide that the parties will submit to the exclusive jurisdiction (except as to matters governing security and perfection) and venue of the federal and state courts of the State of New York sitting in the Borough of Manhattan and will waive any right to trial by jury.

Counsel to the Administrative Agent and Lead Arranger:	Cahill Gordon & Reindel LLP

Counsel to Borrower:	Sullivan & Cromwell LLP

ANNEX I
to EXHIBIT B

Interest Rate Options:
The Borrower may elect that the Term Loans and Revolving Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest last quoted by The Wall Street Journal in the U.S. as the prime rate in effect (the “Prime Rate”), (ii) the NYFRB Rate from time to time plus 0.50% and (iii) the Eurodollar Rate applicable for an interest period of one month appearing on the Reuters Screen LIBOR01 Page (but in no event less than zero) plus 1.00%.

“Eurodollar Rate” means, with respect to any Eurodollar Loans for any interest period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such interest period (adjusted for statutory reserve requirements for eurocurrency liabilities, if any); provided that if the LIBO Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) then the Eurodollar Rate shall be the Interpolated Rate.

“Applicable Margin” means:

(a) with respect to Term Loans: (i) 2.50% in the case of ABR Loans and (ii) 3.50% in the case of Term Loans that are Eurodollar Loans; provided that such Applicable Margin will be subject to two 25 basis point step-downs at First Lien Net Leverage Ratios of 0.50x and 1.0x inside the Closing Date First Lien Net Leverage Ratio; and

(b) with respect to Revolving Loans: (i) 2.50% in the case of ABR Loans and (ii) 3.50% in the case of Revolving Loans that are Eurodollar Loans; provided that such Applicable Margin will be subject to two 25 basis point step-downs at First Lien Net Leverage Ratios of 0.50x and 1.00x inside the Closing Date First Lien Net Leverage Ratio.

“ABR Loans” means Term Loans or Revolving Loans bearing interest based upon the ABR.

“Eurodollar Loans” means Term Loans or Revolving Loans bearing interest based upon the Eurodollar Rate.
B-I-1

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York (the “NYFRB”) based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.

“Interpolated Rate” means, at any time, for any interest period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided that if the Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Loans for any interest period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such interest period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

B-I-2

Notwithstanding the foregoing, Revolving Loans denominated in Canadian dollars, Euro or Pounds will use customary benchmarks for loans made in such currencies with applicable margins set at levels intended to create all in yield equivalence to US dollar Eurodollar Revolving Loans.

The Senior Secured Facilities Documentation will contain customary “hardwired” provisions with respect to a replacement of the Eurodollar Rate and other benchmark rates (and associated floors), as applicable.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears, on the first day of each calendar quarter.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:
At any time when there is a payment or bankruptcy default, after giving effect to any applicable grace period, overdue amounts shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Term Loans maintained as ABR Loans from time to time).

Commitment Fees:
Commencing on the Closing Date, a commitment fee of 0.50% per annum shall be payable on the actual daily unused portions of the Revolving Credit Facility (reduced by the amount of Letters of Credit issued and outstanding), such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments; provided that such commitment fee will be subject to one 12.5 basis point step-down at a First Lien Net Leverage Ratio to be agreed.

Letter of Credit Fees:
A fee equal to (i) the Applicable Margin then in effect for Eurodollar Loans under the Revolving Credit Facility, times (ii) the average daily maximum aggregate amount available to be drawn under all Letters of Credit, will be payable quarterly in arrears to the Revolving Lenders. In addition, a fronting fee in an amount not to exceed 0.125% per annum, to be agreed upon between the Issuing Bank and Borrower, will be payable to the Issuing Bank, as well as certain customary fees assessed thereby.

Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

B-I-3

EXHIBIT C
BRIDGE FACILITY
SUMMARY OF TERMS AND CONDITIONS

This Summary of Terms and Conditions outlines all material terms of the Bridge Facility referred to in the Commitment Letter, of which this Exhibit C is a part.  Certain capitalized terms used herein are defined in the Commitment Letter or other exhibits thereto.

Borrower:	Gibraltar Acquisition Holdings LLC (the “Borrower”).

Guarantors:	Same as Senior Secured Facilities.

Bridge Lenders:
JPMCB, BNP, DBCI, Citi, Mizuho, HSBC Bank and TD and, together with the other financial institutions selected by the Lead Arrangers and consented to by the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) to become lenders, the “Bridge Lenders”), other than Disqualified Institutions.

Amount of Bridge Loans:	$955 million (less the aggregate gross proceeds of Notes or Securities issued on or before the Closing Date) in aggregate principal amount of unsecured increasing rate loans (the “Bridge Loans”).

Purpose:	The proceeds of the Bridge Loans, together with the cash in hand and the proceeds from any Notes, on the Closing Date will be used by the Borrower to finance the Transactions.

Availability:	The full amount of the Bridge Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Ranking:
The Bridge Loans and guarantees thereof will constitute senior unsecured indebtedness of the Loan Parties, and will rank pari passu in right of payment with all obligations under the senior notes and other senior indebtedness of the borrower.

Closing Date:	The date the Acquisition is consummated.

Maturity:
364 days from the date of the making of the Bridge Loans (the “Maturity Date”). If, upon the Maturity Date, the Bridge Loans have not been previously repaid in full, the Bridge Loans will be automatically converted into term loans (each, an “Exchange Loan”) due on the 8-year anniversary of the Closing Date, subject, only to no bankruptcy or payment event of default. At any time on or after the Maturity Date (any such date, the “Conversion Date”), and no more than one time per calendar month occurring thereafter, at the option of the applicable Bridge Lender, the Exchange Loans may be exchanged in whole or in part for exchange notes (the “Exchange Notes”) having an equal principal amount; provided that no Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $200 million in aggregate principal amount of the applicable tranche of Exchange Notes.

The Exchange Loans will be governed by the provisions of the Bridge Documentation and will have the same terms as the Bridge Loans except as expressly set forth on Annex I to this Exhibit C. Each tranche of the Exchange Notes will be issued pursuant to an Indenture that will have the terms set forth on Annex I to this Exhibit C.

Interest Rate:
The Bridge Loans will initially bear interest at a rate per annum equal to the sum of LIBOR, plus the Spread, calculated on the basis of the actual number of days elapsed in a year of 360 days. The “Spread” will initially equal 6.25%. If the Bridge Loans are not repaid in whole within 90 days following the Closing Date, the Spread will increase by 50 basis points at the end of such 90-day period and will increase by an additional 50 basis points at the end of each 90-day period thereafter; provided that at no time shall the interest rate in effect on the Bridge Loans exceed the applicable Total Cap (as defined in the Fee Letter) (in each case, excluding interest at the Default Rate described below but taking into consideration all OID and upfront fees).

Interest will be payable in arrears on the last day of the applicable interest period relating thereto; provided that in the event that the interest period for a LIBOR rate loan shall be for a period in excess of three months, then interest shall also be payable on each three month anniversary of the commencement of such interest period.

As used herein, the term “LIBOR” means (as adjusted for statutory reserve requirements for eurodollar liabilities (if any)) the rate for U.S. Dollar deposits in the London interbank market for a period of one or three months, in each case as selected by the Borrower, appearing on the page of the Reuters Screen which displays the London interbank offered rate for U.S. Dollar deposits administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time); provided that, with respect to the Bridge Facility, in no event will LIBOR (or its replacement) be less than 0.50%.  The basis for calculating accrued interest and the interest periods for loans bearing interest by reference to LIBOR shall be customary and appropriate for financings of this type.  Amounts not paid when due will accrue at a rate equal to the applicable rate set forth above, plus an additional two percentage points (2.00%) per annum (the “Default Rate”) and will be payable on demand.

The Bridge Documentation will contain customary “hardwired” provisions with respect to a replacement of LIBOR.

Funding Protection:	Subject to Documentation Principles (as defined below), substantially the same as and limited to those set forth in the Senior Secured Facilities.

Mandatory Prepayments:
With customary exceptions and baskets to be agreed and consistent with the Documentation Principles, the net cash proceeds to the Borrower or any restricted subsidiary from (a) the issuance of the Notes and the issuance of any other long-term indebtedness not in the ordinary course by the Borrower or any of its restricted subsidiaries; provided that in the event any Lender or affiliate of a Lender purchases debt securities from the Borrower pursuant to a securities demand at a price above the level at which such Lender or affiliate has reasonably determined such debt securities can be resold by such Lender or affiliate to a bona fide third party at the time of purchase (and notifies the Borrower thereof) the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Lender or affiliate, be applied first to prepay the Bridge Loans of such Lender or affiliate, prior to being applied to prepay the Bridge Loans held by other Lenders and (b) any non-ordinary course asset sale or casualty event (subject to baskets, reinvestment rights, repayment of secured debt and pro rata repayment of pari passu debt), will be used to repay the Bridge Loans, subject to the required prior repayment of any amount outstanding under the Senior Secured Facilities, in each case, at 100% of the principal amount of the Bridge Loans prepaid plus accrued interest to the date of prepayment.

Optional Prepayment:
The Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower at any time upon three business days’ written notice at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption.

Documentation Principles:
The definitive documentation for the Bridge Facility (the “Bridge Documentation”) will be based on the documentation for the Senior Secured Facilities solely with such modifications as are required to reflect the terms and conditions set forth in this Exhibit C and to reflect the interim nature of the Bridge Facility and the fact that the Bridge Facility is an unsecured credit facility. The Bridge Documentation shall contain only those conditions to borrowing, mandatory prepayments, representations and warranties, affirmative and negative covenants and events of default expressly set forth in this Exhibit C which shall be substantially consistent with but no less favorable to the Borrower in any respect than the Senior Secured Facilities, with adjustments to reflect the unsecured nature of the Bridge Facility (the principles set forth in this paragraph, for purposes of this Exhibit C, the “Documentation Principles”).

Representations and Warranties:	Subject to Documentation Principles, substantially the same as and limited to those set forth in the Senior Secured Facilities, subject to the Limited Conditionality Provisions.

Financial Covenants:	None.

Affirmative Covenants:	Subject to Documentation Principles, substantially the same as and limited to those set forth in the Senior Secured Facilities (and a customary securities demand covenant).

Negative Covenants:	Subject to Documentation Principles, substantially the same as and limited to those set forth in the Senior Secured Facilities.

Events of Default:
Subject to Documentation Principles, substantially the same as and limited to those set forth in the Senior Secured Facilities, except there will be cross-acceleration and cross-payment default to material indebtedness.

Conditions Precedent to Borrowing:
The several obligations of the Bridge Lenders to make, or cause one of their respective affiliates to make, Bridge Loans will be subject only to closing conditions expressly set forth on Exhibit D to the Commitment Letter, subject to the Limited Conditionality Provisions.

Transferability:
After the Closing Date, the Bridge Lenders will be permitted to assign Bridge Loans (other than to Disqualified Institutions or natural persons) with the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned); provided that no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy event of default; (ii) if after giving effect to such assignment, the initial Bridge Lenders continue to hold a majority of the Bridge Loans then outstanding or (iii) upon the occurrence of a Demand Event Failure (as defined in the Fee Letter). For any assignment for which the Borrower’s consent is required, such consent shall be deemed to have been given if the Borrower has not responded within 10 business days of a request for such consent.

Each of the Bridge Lenders will be free to sell participations in all or any part of the Bridge Loans, once funded, to any third party (other than to Disqualified Institutions or natural persons).  Voting rights of participants shall be limited to matters in respect of (a) reductions of principal, interest or fees of the commitments participated to such participants, (b) extensions of final maturity of the Bridge Loans, (c) releases of all or substantially all the guarantors and (d) changes in voting thresholds.

Notwithstanding the foregoing, assignments (and, to the extent the Disqualified Institutions list is made available to all Lenders, participations; provided that regardless of whether the Disqualified Institutions list has been made available to all Lenders, no Lender may sell participations in loans or commitments to Disqualified Institutions without the consent of the Borrower if the Disqualified Institution list has been made available to such Lender) shall not be permitted to Disqualified Institutions (the list of which may be updated from time to time after the Closing Date with respect to competitors of the Borrower and will remain on file with the Administrative Agent and not be subject to further disclosure); provided that the foregoing shall not apply retroactively to disqualify any assignment or participation interest in the Bridge Facilities to the extent such assignment or participation interest was acquired by a party that was not a Disqualified Institution at the time of such assignment or participation, as the case may be; provided, further that the Administrative Agent shall have no duties or responsibilities for monitoring or enforcing prohibitions on assignments or participations to Disqualified Institutions.  Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an Event of Default relating to payment default or bankruptcy has occurred and is continuing or whether the Borrower otherwise has a consent right.

Modification of the Bridge Loans:
Modification of the Bridge Loans may be made with the consent of Bridge Lenders holding greater than 50% of the affected tranche (or tranches) of Bridge Loans then outstanding (the “Required Bridge Lenders”), except that no modification or change may extend the maturity of any Bridge Loan or extend the time of payment of interest on any Bridge Loan, reduce the rate of interest or the principal amount of any Bridge Loan, change the pro rata sharing and payment provisions in a manner that would adversely affect the holders of the Bridge Loans, change the ability to convert the Bridge Loans into Exchange Notes, release all or substantially all of the value of the guarantees provided by the Guarantors or reduce the percentage of holders necessary to modify or change the Bridge Loans, without the consent of Bridge Lenders holding 100% of the tranche of Bridge Loans affected thereby.

The Bridge Documentation shall contain provisions allowing the Borrower to replace a Bridge Lender in connection with amendments and waivers requiring the consent of all Bridge Lenders or of all Bridge Lenders directly affected thereby (so long as the Required Bridge Lenders consent), increased costs, taxes, etc.

Taxes, Reserve Requirements, Expenses and Indemnities:	Subject to Documentation Principles, substantially the same as and limited to those set forth in the Term Loan Facility.

Governing Law and Jurisdiction:
The Bridge Documentation will be governed by New York law and will provide that the parties will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York sitting in the Borough of Manhattan and will waive any right to trial by jury.

ANNEX I
to EXHIBIT C

SUMMARY OF TERMS AND CONDITIONS OF
EXCHANGE LOANS AND EXCHANGE NOTES

This Summary of Terms and Conditions of Exchange Loans and Exchange Notes outlines all material terms of the Exchange Loans and Exchange Notes referred to in Exhibit C to the Commitment Letter, of which this Annex I is a part. Capitalized terms used herein have the meanings assigned to them in Exhibit C to the Commitment Letter.

Exchange Loans

On the Maturity Date, the outstanding Bridge Loans will be automatically converted into Exchange Loans. The Exchange Loans will be governed by the provisions of the Bridge Documentation and, except as expressly set forth below, will have the same terms as the Bridge Loans.

Maturity:	The Exchange Loans will mature on the eighth anniversary of the Closing Date.

Interest Rate:	The Exchange Loans will bear interest at a rate per annum equal to the Total Cap (as defined in the Fee Letter).

Notwithstanding the foregoing, after the occurrence and during the continuance of a payment or bankruptcy event of default, interest will accrue on all overdue amounts under the Exchange Loans at the then-applicable rate plus an additional two percentage points (2.00%) per annum. Interest will be payable in arrears at the end of each interest period and on the maturity date of the Exchange Loans.

Covenants, Defaults and Offers to Repurchase:
Upon and after the conversion into Exchange Loans, the covenants, offers to repurchase and defaults that would be applicable to the Exchange Notes, if issued, will also be applicable to the Exchange Loans in lieu of the corresponding provisions of the Bridge Documentation.

C-I-1

Exchange Notes

At any time on or after the Maturity Date, upon five or more business days’ prior notice, the Exchange Loans may, at the option of a Bridge Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Exchange Loans so exchanged (plus any accrued and unpaid interest thereon not required to be paid in cash). No Exchange Notes will be issued until the Borrower receives requests to issue at least $200 million in aggregate principal amount of Exchange Notes; provided that no more than one such request may be given with respect to Bridge Loans per month.  Borrower will issue Exchange Notes under an indenture (an “Indenture”).  Borrower will appoint a trustee reasonably acceptable to the Bridge Lenders. The Indenture will be fully executed and delivered on the Conversion Date and the Exchange Notes will be fully executed on the Conversion Date.

Maturity Date:	The Exchange Notes will mature on the eighth anniversary of the Closing Date.

Interest Rate:	Each Exchange Note will bear interest at a rate per annum equal to the Total Cap.

Optional Redemption:
Exchange Notes will be non-callable (subject to the make-whole and equity clawback exceptions in the succeeding paragraphs below) until the third anniversary of the Closing Date. Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to 50% of the coupon in year 4, which premium will decline ratably on each yearly anniversary of the Closing Date to zero in year 6.

Notwithstanding the foregoing, any Exchange Notes received by the Commitment Parties or their respective affiliates (other than Asset Management Affiliates (as defined in the Fee Letter)) in exchange for Exchange Loans made by such Commitment Parties may be optionally redeemed on a non-pro rata basis at a redemption price equal to par plus accrued and unpaid interest so long as such Exchange Notes are held by such Commitment Parties or their respective affiliates (other than Asset Management Affiliates); provided that this provision will not apply to Exchange Notes acquired in bona fide open market purchases from third parties or in market making activities.

Before the third anniversary of the Closing Date, Borrower may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

In addition, prior to the third anniversary of the Closing Date, up to 40% of the original principal amount of the Exchange Notes may be redeemed from the proceeds of a qualifying equity offering by the Borrower or a subsidiary of the Borrower.

Defeasance and Satisfaction and Discharge Provisions of Exchange Notes:	Customary for high yield indentures.

Amendments:	Customary for high yield indentures.

Change of Control:	101%.

Covenants:	The Indenture will include covenants similar as are customary for high yield debt securities.

Events of Default:	The Indentures will include events of default as are customary for high yield debt securities.

C-I-2

EXHIBIT D
CONDITIONS TO CLOSING

The initial extensions of credit under the Facilities will be subject to the satisfaction (or waiver) as determined by the Lead Arrangers of the following conditions:

(i)          Substantially concurrently with the funding of the initial borrowings under the Facilities, the Acquisition shall be consummated, in all material respects, in accordance with the terms of the Acquisition Agreement, as amended or otherwise modified, but without giving effect to any material amendments, waivers, consents or other modifications thereto which would be materially adverse to the Initial Lenders without the prior written consent of the Lead Arrangers, such consent not to be unreasonably withheld, delayed or conditioned; provided that (a) any decrease in the purchase price shall not be deemed to be materially adverse to the Initial Lenders so long as such reduction of the purchase price is allocated to a reduction in the amounts to be funded under the Bridge Facility until it is reduced to $300 million and then allocated to a reduction in the amounts to be funded under the Term Loan Facility and does not exceed 15% of the purchase price and (b) any increase in the purchase price shall not be materially adverse to the Initial Lenders so long as such increase is funded by amounts permitted to be drawn at closing under the Facilities or by internally generated cash of the Borrower and its subsidiaries or common or qualified preferred equity on terms that are reasonably satisfactory to the Lead Arrangers.

(ii)          All accrued fees of the Lead Arrangers owing pursuant to the Commitment Letter and the Fee Letter, all fees owed to the Lenders pursuant to the Fee Letter, and all expenses of the Lead Arrangers required to be paid or reimbursed on or prior to the Closing Date pursuant to the Commitment Letter (to the extent invoiced at least three business days prior to the Closing Date except as otherwise agreed by the Borrower) shall have been paid, in each case, at the Borrower’s option, from the proceeds of the initial disbursement under the relevant Facility.

(iii)          The Lead Arrangers shall have received audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows and related notes thereto of the Acquired Business for the fiscal years ended December 31, 2019 and December 31, 2020, and (ii) unaudited consolidated balance sheets and related statements of income, cash flows and related notes thereto of the Acquired Business for each subsequent fiscal quarter (excluding the fourth quarter of any fiscal year) ended at least 45 days prior to the Closing Date, in each case, with comparative financial information for the equivalent period of the prior year.

(iv)          To the extent reasonable and customary and requested at least ten (10) business days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, beneficial ownership and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation, at least three (3) business days prior to the Closing Date.

(v)          Subject to the Limited Conditionality Provisions, the Credit Facility Documentation shall have been executed and delivered by the Borrower and the Guarantors, as applicable.  Subject to the Limited Conditionality Provisions, the Lead Arrangers shall have received the following (the “Closing Deliverables”): (a) all customary legal opinions, (b) customary evidence of authority, (c) customary officer’s certificates, (d) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrower and the Guarantors, (d) a solvency certificate substantially in the form set forth in Annex I attached to this Exhibit D from the chief financial officer, chief accounting officer, treasurer or other officer with equivalent duties of the Borrower and (e) a customary borrowing notice.

(vi)          Subject to the Limited Conditionality Provisions, with respect to the Senior Secured Facilities, all documents and instruments required to perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

(vii)          Immediately following consummation of the Transactions, the Refinancing shall have occurred (except for any Rollover Notes, if applicable) and neither the Borrower nor any of the restricted subsidiaries will have any indebtedness other than the Facilities, the Notes (or any “demand securities” issued in lieu of the Notes), any Rollover Notes (if applicable) and other indebtedness permitted pursuant to the Acquisition Agreement and the Credit Facility Documentation.

(viii)          The Specified Acquisition Agreement Representations shall be true and correct in all material respects to the extent required by the Limited Conditionality Provisions and the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent that any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, (a) the definition thereof shall be the definition of “Material Adverse Effect” (as defined in Exhibit B to this Commitment Letter) for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto) and (b) the same shall be true and correct in all respects.

(ix) With respect to the Bridge Facility, (a) the Borrower shall have retained one or more investment banks reasonably acceptable to the Lead Arrangers (the “Investment Banks”) to act as “initial purchasers” in a “Rule 144A-for-life offering” of Notes, (b) the Borrower shall have delivered to the Investment Banks an offering memorandum (the “Offering Memorandum”) suitable for use in a customary roadshow for high yield debt securities sold pursuant to Rule 144A, which Offering Memorandum shall include historical financial statements of the Acquired Business (but in no event historical financial statements other than those detailed in paragraph (iii) above), business and other financial data and other information of the type required in a registered offering of non-convertible debt securities by Regulation S-X and Regulation S-K under the Securities Act of 1933, as amended, subject to the following sentence, and in form and substance necessary for the Investment Banks to receive customary comfort letters (including “negative assurance” comfort) from the Acquired Business’s independent accountants consistent with recent high yield debt securities transactions under Rule 144A (together with the Offering Memorandum, the “Required Bond Information”) and (c) the Borrower shall have provided the Investment Banks with one period (the “Marketing Period”) of at least 15 consecutive business days following receipt of the Required Bond Information to seek to place the Notes with qualified purchasers thereof; provided that each of July 2, 2021, July 5, 2021, November 24, 2021 and November 26, 2021 shall not constitute business days for purposes of such period (provided, however, that such exclusion shall not restart such period) and if the 15 consecutive business day period has not been completed on or prior to (A) August 20, 2021, then such period shall be deemed not to have commenced prior to September 9, 2021 or (B) December 17, 2021, then such period shall be deemed not to have commenced prior to January 3, 2022. For the avoidance of doubt, the Offering Memorandum will not be required to include segment reporting or consolidating and other financial statements or data required by Rules 3-09, 3-10, 13-01 or 13-02 of Regulation S-X, CD&A and other information required by Item 402(b) of Regulation S-K and information regarding executive compensation and related pension disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or other information or financial data customarily excluded from an offering memorandum for a “Rule 144A Offering”. This condition will be deemed satisfied if the Offering Memorandum excludes sections that would customarily be provided by the Investment Banks, including the “Plan of Distribution”, but is otherwise complete. If the Borrower in good faith reasonably believes that it has delivered the Required Bond Information, it may deliver to the Lead Arrangers a written notice to that effect (stating when it believes it completed such delivery), in which case, the Marketing Period shall be deemed to have commenced on the date specified in such notice, unless the Lead Arrangers in good faith reasonably believe that the Borrower has not completed delivery of the Required Bond Information and, within three (3) business days after receipt of such notice from the Borrower, the Lead Arrangers deliver a written notice to the Borrower to that effect (stating with specificity which Required Bond Information the Borrower has not delivered).

(xii)          Prior to or substantially concurrently with the funding of the initial borrowings under the Facilities contemplated by the Commitment Letter, the Borrower shall have received the Equity Financing.

(xiii)          No Company Material Adverse Effect (as defined in the Acquisition Agreement on the Original Signing Date) shall have occurred since the date of the Acquisition Agreement).

ANNEX I TO EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE
of
HOLDINGS
AND ITS SUBSIDIARIES

Pursuant to Section [●] of the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of Holdings, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions (as defined in the Credit Agreement), and after giving effect to the application of the proceeds of such indebtedness under such Transactions:

a.	The fair value of the assets of Holdings and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.
The present fair saleable value of the property of Holdings and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	Holdings and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	Holdings and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first stated above.

GIBRALTAR MIDCO HOLDINGS LLC

By:
Name:
Title: